Filed Pursuant to rule 424(b)(7)
Registration Statement No. 333-281931

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 4, 2024)

8,631,000 Common Shares

Each Common Share Represents One Corresponding

Beneficial Interest in Compass Diversified Holdings

This prospectus supplement relates to the possible sale from time to time of up to 8,631,000 common shares of Compass Diversified Holdings, which we refer to as the trust, by the selling shareholders named in this prospectus supplement. The purpose of the trust is to hold 100% of the limited liability company interests (other than the allocation interests), which we refer to as the trust interests, of Compass Group Diversified Holdings LLC, which we refer to as the company. Each common share represents one undivided beneficial interest in the trust property and corresponds to one underlying trust common interest in the company.

We are registering the applicable common shares to provide the selling shareholders with freely tradable securities. The registration of the common shares covered by this prospectus supplement does not necessarily mean that any of the selling shareholders’ common shares will be sold.

We will receive no proceeds from any sale of the common shares covered by this prospectus supplement by the selling shareholders, but we have agreed to pay certain registration expenses relating to such common shares. See “Plan of Distribution.” The selling shareholders, from time to time, may offer and sell any or all of the shares held by them directly or through agents or dealers on terms to be determined at the time of sale, as described in more detail in this prospectus supplement.

Our common shares trade on the New York Stock Exchange (the “NYSE”) under the symbol “CODI.” On August 30, 2024, the closing price of the common shares on the NYSE was $22.15.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Investing in our common shares involves risks. See the section entitled “Risk Factors,” beginning on page S-3 of this prospectus supplement and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus supplement and the accompanying prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated September 4, 2024

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

NOTE TO READER

In reading this prospectus supplement, references to:

•	the “trust” and “Holdings” refer to Compass Diversified Holdings;

•	the “company” refer to Compass Group Diversified Holdings LLC;

•	“manager” refer to Compass Group Management LLC;

•	“businesses” refer to, collectively, the businesses controlled by the company;

•	“IPO” refers to our initial public offering of 13,500,000 common shares of the trust at an offering price of $15.00 per share, which was completed on May 16, 2006;

•	the “trust agreement” refer to the Third Amended and Restated Trust Agreement of the trust dated as of August 3, 2021, as further amended;

•	the “LLC agreement” refer to the Sixth Amended and Restated Operating Agreement of the company dated as of August 3, 2021, as further amended;

•

the “common shares” refer to the common shares of the trust, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust common interest in the company;

•

the “preferred shares” refer to the preferred shares of the trust, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust preferred interest in the company;

•	the “shares” refer to the common shares and preferred shares, collectively;

•	the “trust common interests” refer to the trust common interests in the company;

•	the “trust preferred interests” refer to the trust preferred interests in the company;

•	the “trust interests” refer to the trust common interests and trust preferred interests, collectively; and

•	“we,” “us” and “our” refer to the trust, the company and our businesses together.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, estimates and projections. We may, in some cases, use words such as “project,” “predict,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially” or “may,” or other words that convey uncertainty of future events or outcomes, to identify these forward-looking statements. Forward-looking statements in this prospectus supplement are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•

changes in general economic, political or business conditions or economic, political or demographic trends in the United States and other countries in which we have a presence, including changes in interest rates and inflation;

•	disruption in the global supply chain, labor shortages and high labor costs;

•	difficulties and delays in integrating, or business disruptions following, acquisitions or an inability to fully realize cost savings and other benefit related thereto;

•	our ability to successfully operate our subsidiary businesses on a combined basis, and to effectively integrate and improve future acquisitions;

•	our ability to maintain our credit facilities or incur additional borrowings on terms we deem attractive;

•	our ability to remove our manager and our manager’s right to resign;

•	our organizational structure, which may limit our ability to meet our dividend and distribution policy;

•	our ability to service and comply with the terms of our indebtedness;

•	our ability to make distributions in the future to our shareholders;

•	our ability to pay the management fee and profit allocation if and when due;

•	our ability to make and finance future acquisitions;

•	our ability to implement our acquisition and management strategies;

•	the legal and regulatory environment in which our subsidiaries operate;

•	trends in the industries in which our subsidiaries operate;

S-ii

•	future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities);

•	risks associated with possible disruption in operations or the economy generally due to terrorism or natural disaster or social, civil or political unrest;

•	environmental risks affecting the business or operations of our subsidiaries;

•	our and our manager’s ability to retain or replace qualified employees of our subsidiaries and our manager;

•	the impact of the tax reclassifications of the trust;

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•	extraordinary or force majeure events affecting the business or operations of our subsidiary businesses.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of some of the risks that could cause our actual results to differ appears under the section “Risk Factors” herein, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as incorporated by reference herein, and elsewhere in this prospectus supplement or the other documents incorporated herein by reference. Additional risks of which we are not currently aware or which we currently deem immaterial could also cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus supplement may not occur. These forward-looking statements are made as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances, whether as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov. We maintain an Internet website at www.compassequity.com. The information on our website is not a part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein).

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus is a part of that registration statement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement or the exhibits to the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus some of the information we file with the SEC. This permits us to disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. Any information contained in future SEC filings will automatically update and

S-iii

supersede the information contained in this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below that have been filed with the SEC (other than current reports on Form 8-K that are furnished rather than filed):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 28, 2024;

•

the portions of our Definitive Proxy Statement on Schedule 14A, in connection with our 2024 Annual Meeting of Shareholders, filed with the SEC on April  10, 2024, that are incorporated by reference into our Annual Report on Form  10-K for the fiscal year ended December 31, 2023;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 1, 2024 and July 31, 2024, respectively;

•

our Current Reports on Form 8-K filed with the SEC on January 4, 2024, January  16, 2024, February  1, 2024 (as amended on April  10, 2024), March  20, 2024, April  4, 2024, April  12, 2024, May  23, 2024, July  2, 2024, August  26, 2024, September  3, 2024 (Accession No. 0001345126-24-000048) and September 3, 2024 (Accession No. 0001345126-24-000050);

•

the description of the common shares representing undivided beneficial interests in the trust and the trust common interests of the company included in our Registration Statement on Form 8-A filed on October 25, 2010, as amended by our Current Reports on Form 8-K filed with the SEC on December 7, 2016 (Accession No.  0001193125-16-786893), August  4, 2021 and February 14, 2022 and any other amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports on Form 8-K that are furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, other than exhibits unless specifically incorporated by reference into such documents. Requests should be directed to:

Compass Diversified Holdings

301 Riverside Avenue, Second Floor

Westport, CT 06880

Telephone number (203) 221-1703

Attention: Investor Relations

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THE COMPANY AND THE TRUST

Overview

Compass Group Diversified Holdings LLC, a Delaware limited liability company, which we refer to as the company, was formed on November 18, 2005. Compass Diversified Holdings, a Delaware statutory trust, which we refer to as the trust, was also created in Delaware on November 18, 2005. The trust and the company were formed to acquire and manage a group of small and middle-market businesses headquartered in North America. The trust is the sole owner of 100% of the trust interests, as defined in our LLC agreement, of the company, which consist of trust common interests and trust preferred interests. Pursuant to that LLC agreement, the trust owns an identical number of trust common interests and trust preferred interests in the company as exist for the number of outstanding common shares and preferred shares of the trust, respectively. Accordingly, the holders of our common shares and preferred shares are treated as beneficial owners of trust common interests and trust preferred interests, respectively, in the company. The trust has elected to be treated as a corporation for federal income tax purposes effective September 1, 2021, prior to which the trust had elected to be treated as a partnership, or pass-through entity, for federal income tax purposes since January 1, 2007.

The company is the operating entity with a board of directors whose corporate governance responsibilities are similar to that of a Delaware corporation. The company’s board of directors oversees the management of the company and our businesses and the performance of Compass Group Management LLC, which we refer to as our manager. Certain members of our manager indirectly own our allocation interests, as defined in our LLC agreement, through their ownership of a Delaware limited liability company.

We acquire controlling interests in and actively manage businesses that we believe (i) operate in industries with long-term macro economic growth opportunities, (ii) have positive and stable cash flows, (iii) face minimal threats of technological or competitive obsolescence and (iv) have strong management teams largely in place. We believe our disciplined approach to our target market provides opportunities to methodically purchase attractive businesses at values that are accretive to our shareholders. For sellers of businesses, our unique financial structure allows us to acquire businesses efficiently with little or no third-party financing contingencies and, following acquisition, to provide our businesses with substantial access to growth capital.

We believe that private company operators and corporate parents looking to sell their businesses units may consider us an attractive purchaser because of our ability to:

•	provide ongoing strategic and financial support for their businesses;

•	maintain a long-term outlook as to the ownership of those businesses;

•	sustainably invest in growth capital and/or add-on acquisitions where appropriate; and

•	consummate transactions efficiently without being dependent on third-party transaction financing.

In particular, we believe that our outlook on length of ownership may alleviate the concern that many private company operators and parent companies may have with regard to their businesses going through multiple sale processes in a short period of time. We believe this outlook enhances our ability to develop a comprehensive strategy to grow the earnings and cash flows of each of our businesses. Finally, it has been our experience that our ability to acquire businesses without the cumbersome delays and conditions typical of third-party transactional financing is appealing to sellers of businesses who are interested in confidentiality and certainty to close.

We believe our management team’s strong relationships with industry executives, accountants, attorneys, business brokers, commercial and investment bankers, and other potential sources of acquisition opportunities offer us substantial opportunities to assess small to middle market businesses available for acquisition. In addition, the flexibility, creativity, experience and expertise of our management team in structuring transactions allows us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.

In terms of the businesses in which we have a controlling interest, we believe that these businesses have strong management teams, operate in strong markets with defensible market niches and maintain long standing customer relationships. The strength of our diversified business model, which includes significant industry, customer and geographic diversity, provides for generally consistent financial performance, even in the face of a more challenging economic environment.

Our Businesses

We categorize the businesses we own into two separate verticals (i) branded consumer, and (ii) industrial. Branded consumer businesses are characterized as those businesses that we believe capitalize on a valuable brand name in their respective market sector. We believe that our branded consumer businesses are leaders in their particular product category. Industrial businesses are characterized as those businesses that focus on manufacturing and selling particular products and industrial services within a specific market sector. We believe that our industrial businesses are leaders in their specific market sector. In 2022, we announced that we will consider potential acquisitions in a third industry vertical—healthcare. Healthcare has multiple attractive, high-growth sectors with strong barriers to entry and advantageous demographic trends.

Branded Consumer

Our branded consumer subsidiaries are lifestyle brands with aspirational appeal. Products tend to be market share leaders, and our well-known brands can extend beyond their core into adjacencies, driving growth. Our branded consumer businesses have loyal customers as our products match their lifestyle, allowing us to maintain pricing power throughout economic cycles.

Industrial

Our industrial subsidiaries are market leading companies that operate in stable end markets. Our industrial businesses have defensible market positions due to cost leadership, strong market share and scale from a diverse customer base. Our industrial subsidiaries tend to produce strong free cash flow due to high operating margins and have relatively low capital expenditure and working capital requirements.

RISK FACTORS

Investment in any common shares offered pursuant to this prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, as updated by our subsequent filings under the Exchange Act, before purchasing our common shares from the selling stockholders. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered common shares. Please also refer to the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We are filing this prospectus supplement pursuant to our contractual obligation to the holders of the common shares named in the section entitled “Selling Shareholders.” We will not receive any of the proceeds from the resale of our common shares from time to time by such selling shareholders.

The selling shareholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the common shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the common shares covered by this prospectus supplement. These may include, without limitation, all registration and filing fees, NYSE listing fees, and fees and expenses of our counsel and accountants.

SELLING SHAREHOLDERS

The total number of common shares and the names of the selling shareholders that may offer those common shares are identified in the following table. Anholt Investments Ltd. (formerly known as Compass Group Investments, Ltd. and, prior to that, known as Compass Group Investments, Inc.), through its subsidiary, CGI Diversified Holdings, LP, which we refer to as CGI, purchased in conjunction with the IPO in a separate private placement transaction, 5,733,333 common shares at the IPO price per share, having an aggregate purchase price of $86 million. As part of the over-allotment exercised in connection with the IPO, CGI purchased an additional 666,667 common shares at the IPO price per share, having an aggregate purchase price of $10 million. In addition, in connection with the acquisition of Anodyne Medical Device, Inc. (“Anodyne”, which was rebranded as “Tridien” in September 2010) on August 1, 2006, we issued 950,000 of our newly issued common shares to CGI valued at $13.1 million, or $13.77 per share. In conjunction with the closing of our follow-on offering in May 2007, CGI purchased in a separate private placement transaction, 1,875,000 common shares at the follow-on offering price per share, having an aggregate purchase price of $30 million. On July 1, 2007, CGI distributed 2,200,000 common shares to Compass Group Investments, Inc. which subsequently transferred such shares by dividend to Concord Equity, Inc., which we refer to as Concord Equity, as well as the registration rights attached to the common shares. On March 31, 2008, CGI purchased from Concord Equity 656,000 common shares for an aggregate purchase price of $8,364,000. On December 31, 2008, CGI transferred 7,681,000 common shares to CGI Magyar Holdings, LLC, which we refer to as CGI Magyar, an entity owned by The Stevns Trust and Anholt Services (USA). Inc. In April 2010, CGI Magyar sold 1,325,000 common shares in a public offering. In conjunction with our acquisition of CamelBak Products, LLC, CGI Magyar purchased in a private placement transaction, 1,575,000 common shares at $12.50 per share, the market value of our common shares on August 23, 2011, having an aggregate purchase price of $19.688 million. Pharos I LLC, which we refer to as Pharos, purchased, in conjunction with the closing of the IPO in a separate private placement transaction, 266,667 common shares at the IPO price per share having an aggregate purchase price of $4 million. In September 2010, all common shares owned by Pharos were transferred to its members in accordance with each member’s pecuniary interest therein.

	Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After Offering
Name of Selling Shareholder	Number of Shares		Percent of Class (5)	Number of Shares That May be Sold in the Offering	Number of Shares (6)	Percent of Class (5)
CGI Magyar Holdings, LLC (1)	7,591,471		10.03%	7,264,333	327,138	*
Concord Equity, Inc.	1,295,000		1.71%	1,100,000	195,000	*
Ihab Massoud (2)	733,865	(3)	*	128,000.16	605,864.84	*
Alan B. Offenberg (2)	589,942.0887		*	64,000.08	525,942.0087	*
Elias Sabo (2)	1,007,375	(4)	1.33%	64,000.08	943,374.92	1.25%
David Swanson (2)	20,052		*	10,666.68	9,385.32	*

TOTAL for Selling Shareholders	11,237,705.0887		14.85%	8,631,000	2,606,705.08870	3.45%

*	Less than 1%.
(1)

CGI Magyar Holdings, LLC is owned by The Stevns Trust and Anholt Services (USA). Inc. The Stevns Trust is a Bermudian charitable trust whose co-trustees are Kattegat Private Trustees (Bermuda) Limited and Hamilton Trust Company Limited. Path Spirit Limited is the trust protector for The Stevns Trust. CGI Magyar Holdings, LLC, The Stevns Trust and Path Spirit Limited disclaim beneficial ownership of the shares, except to the extent of their pecuniary interest therein.

(2)

In September 2010, all shares owned by Pharos I LLC were transferred to its members in accordance with each member’s pecuniary interest therein. Mr. Massoud is a former chief executive officer and a former director of the company and a non-voting member of our manager. Mr. Offenberg is a former chief executive officer and a former director of the company and a voting member of our manager. Mr. Sabo is the chief executive officer and a director of the company, a regular trustee of the trust and a voting member of, and serving as the manager of, our manager. Mr. Swanson is a voting member of our manager.

(3)

Consists of 530,965 common shares (including the 128,000.16 common shares offered hereby) held directly by Mr. Massoud, 10,000 common shares held by his spouse, 190,000 common shares held by The Elizabeth and Joseph Massoud Family Foundation, a philanthropic family foundation controlled by Mr. Massoud, and 2,900 shares held by the trusts for his children for which Mr. Massoud serves as a trustee.

(4)

Consists of 675,549 common shares (including the 64,000.08 common shares offered hereby) held directly by Mr. Sabo and 331,826 common shares held by our manager. Mr. Sabo is the managing and controlling member of our manager and may be deemed to share voting and dispositive power over the common shares held by our manager. Mr. Sabo disclaims any beneficial ownership of these common shares held by our manager except to the extent of his pecuniary interest therein.

(5)	Percentage ownership is based on 75,652,286 shares outstanding as of August 30, 2024.
(6)

We do not know when or in what amounts the selling shareholders may offer shares for sale. Because the selling shareholders may offer all or some of the shares in an offering, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of an offering, none of the shares that may be sold by the selling shareholders in an offering will be held by the selling shareholders.

All of the shares that may be offered by the selling shareholders have been registered as a result of contractual commitments that we have made to CGI, Pharos and CGI Magyar (and to Concord by virtue of the transfer by CGI of shares and the registration rights attached to the shares as described above and to each of the members of Pharos by virtue of the transfer by Pharos of shares and the registration rights attached to the shares as described above) in registration rights agreements previously filed as exhibits to our Annual Report on Form 10-K for the year ending December 31, 2023.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell any or all of our common shares beneficially owned by them and offered hereby directly or through one or more broker-dealers or agents. The selling shareholders will be responsible for any agent’s commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	on the NYSE or any other national securities exchanges or quotation service on which the securities may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

•	through the writing of options, swaps or derivatives whether such options are listed on an options exchange or otherwise,

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market,

•	in privately negotiated transactions,

•	through the settlement of short sales,

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share,

•	a combination of any such methods of sale, and

•	any other method permitted pursuant to applicable law. The selling shareholders may also sell shares under Rule 144 under the Securities Act rather than under this prospectus supplement.

In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short position, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling shareholders may also enter into options, swaps or derivatives or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus supplement.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell common shares from time to time under this prospectus supplement, or under an amendment to this prospectus supplement under Rule 424 or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus supplement.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. If the selling shareholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of our common shares for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling shareholders will be subject to the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common shares by the selling shareholders and their affiliates.

VALIDITY OF SECURITIES

The validity of the common shares being offered hereby will be passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain other legal matters in connection with the common shares being offered hereby will be passed upon for us by Squire Patton Boggs (US) LLP. Attorneys at Squire Patton Boggs (US) LLP beneficially own an aggregate of approximately 2,000 common shares of the trust.

EXPERTS

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Compass Diversified Holdings incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of The Honey Pot Company Holdings, LLC included in Exhibit 99.1 of Compass Diversified Holdings’ Amendment No. 1 to Current Report on Form 8-K dated January 31, 2024, which amendment was filed on April 10, 2024, have been so incorporated in reliance on the report of Moss Adams LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

COMMON SHARES

PREFERRED SHARES

Each Common Share or Preferred Share Represents One

Corresponding Beneficial Interest in Compass Diversified Holdings

We and any selling securityholders may offer and sell, from time to time:

•

common shares of the trust, which we refer to as the common shares, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust common interest in Compass Group Diversified Holdings LLC; and

•

preferred shares of the trust, which we refer to as the preferred shares, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust preferred interest in Compass Group Diversified Holdings LLC.

The “selling securityholders” as used herein refers to the selling securityholders identified in this prospectus and such additional selling securityholders as may be named in one or more prospectus supplements. The purpose of Compass Diversified Holdings, which we refer to as the trust, is to hold 100% of the trust interests of Compass Group Diversified Holdings LLC, which we refer to as the company. Each beneficial interest in the trust corresponds to one trust interest of the company in the form of either a trust common interest or trust preferred interest. We and/or any selling securityholders may offer for sale the securities covered by this prospectus directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices or at privately negotiated prices. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of securities by any selling securityholders.

Our common shares are listed on the New York Stock Exchange under the symbol “CODI.” Our 7.250% Series A Preferred Shares, 7.875% Series B Fixed-to-Floating Rate Cumulative Preferred Shares and 7.875% Series C Cumulative Preferred Shares are listed on the New York Stock Exchange under the symbols “CODI PR A,” “CODI PR B” and “CODI PR C,” respectively. On August 30, 2024, the closing price of the common shares on the New York Stock Exchange was $22.15 per share.

We will provide more specific information about the terms of an offering of these securities in supplements or term sheets to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement or term sheet. You should read this prospectus, the prospectus supplements and term sheets carefully before you invest. If any underwriters, broker-dealers or agents are involved in any offering, the names of such underwriters, broker-dealers or agents and any applicable commissions or discounts will be described in the applicable prospectus supplement or term sheet relating to the offering.

The selling securityholders identified in this prospectus acquired the common shares covered by this prospectus in conjunction with the closing of our initial public offering, which we refer to as the IPO, upon the closing of our acquisition of a controlling interest in Anodyne Medical Device, Inc., in conjunction with the closing of our follow-on offering in May 2007, and upon the closing of our acquisition of CamelBak Products, LLC on August 25, 2011, all as further described below under “Selling Securityholders.”

Investing in our shares involves risks. See the description of “Risk Factors” which begins on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 4, 2024

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and free writing prospectus prepared by us. We have not authorized anyone to provide you with different or additional information. This prospectus may be used only for the purpose for which it has been published, and no person has been authorized to give any information not contained in this prospectus. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

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NOTE TO READER

In reading this registration statement, references to:

•	the “trust” refer to Compass Diversified Holdings;

•	the “company” refer to Compass Group Diversified Holdings LLC;

•	the “manager” or CGM refer to Compass Group Management LLC;

•	the “businesses” refer to, collectively, the businesses controlled by the company;

•	the “trust agreement” refer to the Third Amended and Restated Trust Agreement of the trust dated as of August 3, 2021, as further amended;

•	the “LLC agreement” refer to the Sixth Amended and Restated Operating Agreement of the company dated as of August 3, 2021, as further amended;

•

the “common shares” refer to the common shares of the trust, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust common interest in the company;

•

the “preferred shares” refer to the preferred shares of the trust, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust preferred interest in the company;

•	the “shares” refer to the common shares and preferred shares, collectively;

•	the “trust common interests” refer to the trust common interests in the company;

•	the “trust preferred interests” refer to the trust preferred interests in the company;

•	the “trust interests” refer to the trust common interests and trust preferred interests, collectively; and

•	“we,” “us” and “our” refer to the trust, the company and our businesses together.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf process, we and/or the selling securityholders may sell the shares covered by this prospectus in one or more offerings as described under “Plan of Distribution” in this prospectus.

PROSPECTUS SUPPLEMENT OR TERM SHEET

This prospectus provides you with a general description of the securities that we and/or any selling securityholders may offer. Each time that we and/or the selling securityholders offer securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet to be attached to the front of this prospectus will describe: the applicable public offering price, the price paid for the securities, the net proceeds, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of securities covered by this prospectus. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus. You should read in their entirety this prospectus and any accompanying prospectus supplement or term sheet, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

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You should not assume that the information in this prospectus, any accompanying prospectus supplement or any term sheet is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement, term sheet or any sale of securities. Our business, financial condition, results of operations and prospectus may have changed since then. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement or term sheet.

For more detail on the terms of the securities, see “Description of Securities” herein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on our current expectations, estimates and projections. We may, in some cases, use words such as “project,” “predict,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus are subject to a number of risks and uncertainties, some of which are beyond our control, including among other things:

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changes in general economic, political or business conditions or economic, political or demographic trends in the United States and other countries in which we have a presence, including changes in interest rates and inflation;

•	disruption in the global supply chain, labor shortages and high labor costs;

•	difficulties and delays in integrating, or business disruptions following, acquisitions or an inability to fully realize cost savings and other benefit related thereto;

•	our ability to successfully operate our subsidiary businesses on a combined basis, and to effectively integrate and improve future acquisitions;

•	our ability to maintain our credit facilities or incur additional borrowings on terms we deem attractive;

•	our ability to remove our manager and our manager’s right to resign;

•	our organizational structure, which may limit our ability to meet our dividend and distribution policy;

•	our ability to service and comply with the terms of our indebtedness;

•	our ability to make distributions in the future to our shareholders;

•	our ability to pay the management fee and profit allocation if and when due;

•	our ability to make and finance future acquisitions;

•	our ability to implement our acquisition and management strategies;

•	the legal and regulatory environment in which our subsidiaries operate;

•	trends in the industries in which our subsidiaries operate;

•	future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities);

•	risks associated with possible disruption in operations or the economy generally due to terrorism or natural disaster or social, civil or political unrest;

•	environmental risks affecting the business or operations of our subsidiaries;

•	our and our manager’s ability to retain or replace qualified employees of our subsidiaries and our manager;

•	the impact of the tax reclassifications of the trust;

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•	extraordinary or force majeure events affecting the business or operations of our subsidiary businesses.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of some of the risks that could cause our actual results to differ appears under the section “Risk Factors” and elsewhere in this prospectus or incorporated herein by reference. Additional risks of which we are not currently aware or which we currently deem immaterial could also cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus may not occur. These forward-looking statements are made as of the date of this prospectus or, for information incorporated by reference, as of the dates of that information. We undertake no obligation to publicly update or revise any forward-looking statements after the completion of any offering hereunder, whether as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov. We maintain an Internet website at http://www.compassdiversifiedholdings.com. The information on our website is not a part of this prospectus (or any document incorporated by reference herein or therein).

We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus some of the information we file with the SEC. This permits us to disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus. Any information contained in future SEC filings will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below that have been filed with the SEC (other than current reports or portions thereof on Form 8-K that are furnished rather than filed):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 28, 2024;

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the portions of our Definitive Proxy Statement on Schedule 14A, in connection with our 2024 Annual Meeting of Shareholders, filed with the SEC on April  10, 2024, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 1, 2024 and July 31, 2024, respectively;

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our Current Reports on Form 8-K filed with the SEC on January 4, 2024, January 16, 2024, February 1, 2024 (as amended on April 10, 2024), March 20, 2024, April  4, 2024, April  12, 2024, May  23, 2024, July   2, 2024, August  26, 2024, September 3, 2024 (Accession No. 0001345126-24-000048) and September 3, 2024 (Accession No. 0001345126-24-000050);

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the description of the common shares representing undivided beneficial interests in the trust and the trust common interests of the company included in our Registration Statement on Form 8-A filed on October 25, 2010, as amended by our Current Reports on Form 8-K filed with the SEC on December 7, 2016 (Accession No. 0001193125-16-786893), August 4, 2021 and February 14, 2022 and any other amendment or report filed for the purpose of updating such description;

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the description of the 7.250% Series A Preferred Shares representing undivided beneficial interests in the trust and the 7.250% Series A Trust Preferred Interests of the company included in our Registration Statement on Form 8-A filed on June  28, 2017, as amended by our Current Reports on Form 8-K filed with the SEC on August 4, 2021 and March 20, 2024 and any other amendment or report filed for the purpose of updating such description;

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the description of the 7.875% Series B Fixed-to-Floating Rate Cu mulative Preferred Shares representing undivided beneficial interests in the trust and the 7.875% Series B Fixed-to-Floating Rate Cumulative Trust Preferred Interests of the company included in our Registration Statement on Form 8-A filed on March 13, 2018, as amended by our Current Reports on Form 8-K filed with the SEC on August  4, 2021 and March 20, 2024 and any other amendment or report filed for the purpose of updating such description; and

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the description of the 7.875 % Series C Cumulative Preferred Shares representing undivided beneficial interests in the trust and the 7.875% Series C Cumulative Trust Preferred Interests of the company included in our Registration Statement on Form 8-A filed on November  20, 2019, as amended by our Current Reports on Form 8-K filed with the SEC on August  4, 2021 and March 20, 2024 and any other amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports or portions thereof on Form 8-K that are furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities made by this prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits unless specifically incorporated by reference into such documents. Requests should be directed to:

Compass Diversified Holdings

301 Riverside Avenue, Second Floor

Westport, CT 06880

Telephone number (203) 221-1703

Attention: Investor Relations

SUMMARY

This prospectus summary highlights information contained elsewhere in this prospectus and in the documents we file with the SEC that are incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” set forth below and our consolidated financial statements and related notes included in our most recently filed Annual Report on Form 10-K, in each case as updated or supplemented by subsequent reports that we file with the SEC, before making an investment decision. Further, unless the context otherwise indicates, numbers in this prospectus have been rounded and are, therefore, approximate.

Overview

Compass Group Diversified Holdings LLC, a Delaware limited liability company, which we refer to as the company, was formed on November 18, 2005. Compass Diversified Holdings, a Delaware statutory trust, which we refer to as the trust, was also created in Delaware on November 18, 2005. The trust and the company were formed to acquire and manage a group of small and middle-market businesses headquartered in North America. The trust is the sole owner of 100% of the trust interests, as defined in our LLC agreement, of the company, which consist of trust common interests and trust preferred interests. Pursuant to that LLC agreement, the trust owns an identical number of trust common interests and trust preferred interests in the company as exist for the number of outstanding common shares and preferred shares of the trust, respectively. Accordingly, the holders of our common shares and preferred shares are treated as beneficial owners of trust common interests and trust preferred interests, respectively, in the company. The trust has elected to be treated as a corporation for federal income tax purposes effective September 1, 2021, prior to which the trust had elected to be treated as a partnership, or pass-through entity, for federal income tax purposes since January 1, 2007.

The company is the operating entity with a board of directors whose corporate governance responsibilities are similar to that of a Delaware corporation. The company’s board of directors oversees the management of the company and our businesses and the performance of Compass Group Management LLC, which we refer to as our manager. Certain members of our manager indirectly own our allocation interests, as defined in our LLC agreement, through their ownership of a Delaware limited liability company.

We acquire controlling interests in and actively manage businesses that we believe (i) operate in industries with long-term macro-economic growth opportunities, (ii) have positive and stable cash flows, (iii) face minimal threats of technological or competitive obsolescence and (iv) have strong management teams largely in place.

We believe our disciplined approach to our target market provides opportunities to methodically purchase attractive businesses at values that are accretive to our shareholders. For sellers of businesses, our unique financial structure allows us to acquire businesses efficiently with little or no third-party financing contingencies and, following acquisition, to provide our businesses with substantial access to growth capital.

We believe that private company operators and corporate parents looking to sell their businesses units may consider us an attractive purchaser because of our ability to:

•	provide ongoing strategic and financial support for their businesses;

•	maintain a long-term outlook as to the ownership of those businesses;

•	sustainably invest in growth capital and/or add-on acquisitions where appropriate; and

•	consummate transactions efficiently without being dependent on third-party transaction financing.

In particular, we believe that our outlook on length of ownership may alleviate the concern that many private company operators and parent companies may have with regard to their businesses going through multiple sale processes in a short period of time. We believe this outlook enhances our ability to develop a comprehensive strategy to grow the earnings and cash flows of each of our businesses. Finally, it has been our experience that our ability to acquire businesses without the cumbersome delays and conditions typical of third-party transactional financing is appealing to sellers of businesses who are interested in confidentiality and certainty to close.

We believe our management team’s strong relationships with industry executives, accountants, attorneys, business brokers, commercial and investment bankers, and other potential sources of acquisition opportunities offer us substantial opportunities to assess small to middle market businesses available for acquisition. In addition, the flexibility, creativity, experience and expertise of our management team in structuring transactions allows us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.

In terms of the businesses in which we have a controlling interest, we believe that these businesses have strong management teams, operate in strong markets with defensible market niches and maintain long standing customer relationships. The strength of our diversified business model, which includes significant industry, customer and geographic diversity, provides for generally consistent financial performance, even in the face of a more challenging economic environment.

Our Manager

We have entered into a management services agreement with Compass Group Management LLC, which we refer to as our manager or CGM, pursuant to which our manager manages the day-to-day operations and affairs of the company and oversees the management and operations of our businesses.

Corporate Structure

The trust is a Delaware statutory trust. Our principal executive offices are located at 301 Riverside Avenue, Second Floor, Westport, Connecticut 06880, and our telephone number is 203-221-1703. Our website is at www.compassdiversifiedholdings.com. The information on our website is not incorporated by reference and is not part of this prospectus.

Each common share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust common interest in the Company, and each preferred share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust preferred interest in the Company. The purpose of the trust is to hold the trust interests of the company, which is one of two classes of equity interests in the company — the trust interests in the form of either trust common interests or trust preferred interests, of which 100% are held by the trust, and allocation interests, of which 100% are held by Sostratus LLC. The trust has the authority to issue common shares in one or more series and preferred shares in one or more classes or series. See the section entitled “Description of Securities” for more information about certain terms of the shares, trust interests and allocation interests.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully read and consider all of the risks described below, together with all of the other information contained or referred to in this prospectus or in any prospectus supplement hereto, before making a decision to invest in our securities. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our securities could decline, we may be unable to pay distributions on our securities and you could lose all or part of your investment.

See “Item IA — Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which descriptions are incorporated by reference into this prospectus), as well as the other information contained or incorporated by reference in this prospectus or any prospectus supplement hereto before making a decision to invest in our securities. For information on incorporating our filings into this prospectus, see “Incorporation of Certain Documents by Reference” above.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement or term sheet, we expect to use the net proceeds from our sale of securities under this prospectus for general corporate purposes, including to fund new acquisitions, when and if identified. Additional information on the use of net proceeds from the sale of securities offered by us may be set forth in the prospectus supplement or term sheet relating to such offering. We will not receive any proceeds from the sale of our securities by any selling securityholders.

SELLING SECURITYHOLDERS

This prospectus covers (i) 7,264,333 common shares held by CGI Magyar Holdings, LLC, which is owned by The Stevns Trust (a Bermudian charitable trust whose co-trustees are Kattegat Private Trustees (Bermuda) Limited and Hamilton Trust Company Limited and for whom Path Spirit Limited is the trust protector) and Anholt Services (USA). Inc, (ii) 1,100,000 common shares held by Concord Equity, Inc., (iii) 128,000.16 common shares held by Ihab Massoud, a former chief executive officer and a former director of the company and a non-voting member of Compass Group Management LLC, or CGM, our manager, (iv) 64,000.08 common shares held by Alan B. Offenberg, a former chief executive officer and a former director of the company and a voting member of CGM, (v) 64,000.08 common shares held by Elias J. Sabo, the chief executive officer and a director of the company, a regular trustee of the trust and a voting member and the manager of CGM, and (vi) 10,666.68 common shares held by David P. Swanson, a voting member of CGM. These selling securityholders acquired such common shares, directly or indirectly, in conjunction with the closing of our IPO, upon the closing of our acquisition of a controlling interest in Anodyne Medical Device, Inc., in conjunction with the closing of our follow-on offering in May 2007, and upon the closing of our acquisition of CamelBak Products, LLC on August 25, 2011.

Additional information about the above selling securityholders and additional selling securityholders, where applicable, including their respective beneficial ownership of our securities, the number of securities being offered and sold, and the number of securities beneficially owned after the applicable offering, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

We and/or any selling securityholders may sell securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us and/or the selling securityholders to purchasers, including through a specific bidding, auction or other process; or (v)

through a combination of any of these methods of sale. The applicable prospectus supplement or term sheet will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers or agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us and/or the selling securityholders or by agents designated by us or them from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, we and/or the selling securityholders will sell securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which the broker or dealer will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction, or in crosses in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and/or the selling securityholders and the sale thereof may be made by us and/or the selling securityholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement or term sheet, we and/or the selling securityholders may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us and/or the selling securityholders at the public offering price set forth in the applicable prospectus supplement or term sheet pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us and/or the selling securityholders to indemnification by us and/or the selling securityholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement or term sheet.

We and/or the selling securityholders may also sell securities through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We and/or the selling securityholders may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement or term sheet indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement or term sheet, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, or exchangeable for, or representing beneficial interests in such securities, or the return of which is derived in whole or in part from the value of such securities. If so, the third party may use securities received under those sales, forward sales or derivative arrangements or securities pledged by us and/or the selling securityholders or borrowed from us and/or the selling securityholders or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us and/or the selling securityholders in settlement of those transactions to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us and/or the selling securityholders. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving securities. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our manager and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying securities as long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for the securities will be set forth in the accompanying prospectus supplement or term sheet for such securities.

DESCRIPTION OF SECURITIES

The following descriptions of the trust agreement and the LLC agreement are subject to the provisions of the Delaware Statutory Trust Act and the Delaware Limited Liability Company Act. Certain provisions of the trust agreement and the LLC agreement are intended to be consistent with the Delaware General Corporation Law, which we refer to as the DGCL, and the powers of the company, the governance processes and the rights of the trust as the holder of the trust interests and the shareholders of the trust are generally intended to be similar in many respects to those of a typical Delaware corporation under the DGCL, with certain exceptions.

The statements that follow are subject to, and are qualified in their entirety by, reference to all of the provisions of each of the trust agreement and the LLC agreement, which will govern your rights as a holder of the shares and the trust’s rights as a holder of trust interests. Our trust agreement and LLC agreement have been filed with the SEC as exhibits to our registration statement on Form S-3 of which this prospectus is part.

General

The trust is authorized to issue shares each representing one undivided beneficial interest corresponding to one underlying trust interest in the company held by the trust. Shares of the trust may be common shares, which correspond to underlying trust common interests in the company, or preferred shares, which correspond to trust preferred interests in the company.

The trust interests, which consist of trust common interests and trust preferred interests, are one of two classes of equity interests in the company — the trust interests, of which 100% are held by the trust, and the allocation interests, of which 100% are held by Sostratus LLC.

Common Shares in the Trust

Each common share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust common interest held by the trust. Unless the trust is dissolved, it must remain the holder of 100% of the trust common interests and at all times the company will have outstanding the identical number of trust common interests as the number of outstanding common shares of the trust. Pursuant to the trust agreement, the trust is authorized to issue up to 500,000,000 common shares and the company is authorized to issue a corresponding number of trust common interests. As of August 30, 2024, the trust had 75,652,286 common shares outstanding and the company had an equal number of corresponding trust common interests outstanding. All common shares and trust common interests, when they are issued, will be fully paid and nonassessable. Holders of common shares have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common shares. The rights of the holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that may be issued in the future.

Preferred Shares in the Trust

Each preferred share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust preferred interest held by the trust. Unless the trust is dissolved, it must remain the holder of 100% of the trust preferred interests and at all times the company will have outstanding the identical number of trust preferred interests as the number of outstanding preferred shares of the trust. Pursuant to the trust agreement, the trust is authorized to issue up to 50,000,000 preferred shares and the company is authorized to issue a corresponding number of trust preferred interests. As of August 30, 2024, (i) the trust had 4,097,160 7.250% Series A Preferred Shares (the “Series A Preferred Shares”) outstanding and the company had an equal number of trust preferred interests outstanding held by the trust of the same class and series, and with corresponding rights, powers and duties, as the Series A Preferred Shares, (ii) the trust had 4,224,148 7.875% Series B Fixed-to-Floating Rate Cumulative Preferred Shares (the “Series B Preferred Shares”) outstanding and the company had an equal number of trust preferred interests outstanding held by the trust of the same class and series, and with corresponding rights, powers and duties, as the Series B Preferred Shares, and (iii) the trust had 4,957,088 7.875% Series C Cumulative Preferred Shares (the “Series C Preferred Shares”) outstanding and the company had an equal number of trust preferred interests outstanding held by the trust of the same class and series, and with corresponding rights, powers and duties, as the Series C Preferred Shares. All preferred shares and trust preferred interests, when they are issued, are and will be fully paid and nonassessable.

The company’s board of directors may determine, without further action by the holders of our shares, the terms, designations, preferences, rights, powers and duties of the preferred shares offered by this prospectus, as reflected in a share designation, including:

•	the right, if any, of such shares to share in the trust’s profits and losses or items thereof;

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the right, if any, of such shares to share in the trust’s distributions, the dates distributions on such shares will be payable and whether distributions with respect to such shares will be cumulative or non-cumulative;

•	the rights of such shares upon dissolution and liquidation of the trust;

•	whether, and the terms and conditions upon which, the trust may redeem such shares;

•

whether such shares are issued with the privilege of conversion or exchange and, if so, the conversion or exchange price or prices or rate or rates, any rate adjustments, the date or dates on which, or the period or periods during which, such shares will be convertible or exchangeable, and all other terms and conditions upon which the conversion or exchange may be made;

•	the terms and conditions upon which such shares will be issued, evidenced by certificates and assigned or transferred;

•	the method for determining the percentage interest as to such shares;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of such shares;

•	whether there will be restrictions on the issuance of preferred shares of the same class or series or any other class or series; and

•	the right, if any, of the holder of each such share to vote on trust matters, including matters relating to the relative rights, preferences and privileges of such shares.

A share designation (or any resolution of the board of directors of the company amending any share designation) will constitute an amendment to the trust agreement. However, the company’s board of directors will not, without prior shareholder approval, issue or use any preferred shares for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan.

Equity Interests in the Company

The company is authorized, pursuant to action by the company’s board of directors, to issue up to 500,000,000 trust common interests in one or more series.

The company is authorized, pursuant to action by the company’s board of directors, to issue up to 50,000,000 trust preferred interests in one or more classes or series, with the terms, designations, preferences, rights, powers and duties of any such trust preferred interests reflected in a trust interest designation.

In addition to the trust common interests and trust preferred interests, which we refer to collectively as the trust interests, the company is authorized, pursuant to action by the company’s board of directors, to issue up to 1,000 allocation interests. In connection with the formation of the company, our manager acquired 100% of the allocation interests so authorized and issued. On June 27, 2013, our manager assigned its allocation interests to Sostratus LLC. All allocation interests are fully paid and nonassessable. Other than the allocation interests held by Sostratus LLC, the company is not authorized to issue any other allocation interests.

Distributions

The company, acting through its board of directors, may declare and pay distributions on the applicable interests of the company, subject to any applicable trust interest designation. Any distributions so declared will be paid on such interests in proportion to the number of such interests held by the holders thereof. The members of our manager currently have a nominal indirect equity interest in the company, which is subject to dilution if additional shares, including the common shares and preferred shares described herein, are offered in the future. The company’s board of directors may, in its sole discretion and at any time, declare and pay distributions from the cash flow available for distributions to the holders of its interests, subject to any applicable trust interest designation.

Upon receipt of any distributions declared and paid by the company, the trust will, pursuant to the terms of the trust agreement, distribute within five business days the amounts determined by the company, out of such distributions in cash to its applicable shareholders, in proportion to their percentage ownership of the common shares or preferred shares on the related record date. The record date for distributions by the company will be the same as the record date for corresponding distributions by the trust.

Certain members of our manager indirectly own allocation interests in the Company through their ownership of Sostratus LLC. The owner of the allocation interests in the company is sometimes referred to herein as the “Allocation Member.” Upon the occurrence of certain events, the company will pay a profit allocation to the Allocation Member, as holder of the allocation interests. See “Certain Relationships and Related Party Transactions” in our definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2021, which is incorporated by reference into this prospectus, for more information about the profit allocation to the Allocation Member.

Voting and Consent Rights

General

Each outstanding share, subject to any applicable share designation, is entitled to one vote on any company matter with respect to which the trust is entitled to vote, as provided in the LLC agreement and as detailed below. Pursuant to the terms of the LLC agreement and the trust agreement, the company will act at the direction of the trust only with respect to those matters subject to vote by the holders of trust interests of the company. The company, as sponsor of the trust, will provide to the trust, for transmittal to shareholders of the trust, the appropriate form of proxy to enable shareholders of the trust to direct, in proportion to their percentage ownership of the shares, the trust’s vote with respect to the trust interests. The trust will vote its trust interests in the same proportion as the vote of holders of the shares. For purposes of this summary, the voting rights of holders of the trust interests of the company that effectively will be exercised by the shareholders of the trust by proxy will be referred to as the voting rights of the holders of the shares.

The LLC agreement provides that the holders of trust interests are entitled, at each annual meeting of members of the company beginning in 2022, to vote for the election of all of the directors (other than any director appointed by Allocation Member) for a one-year term, subject to any applicable trust interest designation. Because neither the trust agreement nor the LLC agreement provides for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares represented at a shareholders meeting will effectively be able to elect all the directors of the company (other than any director appointed by Allocation Member) standing for election, subject to any applicable share designation or trust interest designation.

The LLC agreement further provides that holders of allocation interests will not be entitled to any voting rights, except that holders of allocation interests will have, in accordance with the terms of the LLC agreement:

•	voting or consent rights in connection with certain anti-takeover provisions, as discussed below;

•	a consent right with respect to the amendment or modification of the provisions providing for distributions to the holders of allocation interests;

•	a consent right to any amendment to the provision entitling the holders of allocation interests to appoint directors who will serve on the board of directors of the company;

•	a consent right with respect to any amendment of the provision of the LLC agreement governing amendments thereof; and

•	a consent right with respect to any amendment that would adversely affect the holders of allocation interests.

Board of Directors Appointee

As holder of the allocation interests, our Allocation Member has the right to appoint one director (or two directors if the board size is increased to nine or more directors) to the company’s board of directors. No such appointed director on the company’s board of directors will be required to stand for election by the shareholders. No such appointed director who is also a member of the company’s management will receive any compensation (other than reimbursements that are permitted for directors) or will have any special voting rights.

Right to Bring a Derivative Action and Enforcement of the Provisions of the LLC Agreement by Holders of the Shares and Our Manager

The trust agreement and the LLC agreement both provide that holders of common shares representing at least ten percent of the outstanding common shares shall have the right to directly institute a legal proceeding against the company to enforce the provisions of the LLC agreement. In addition, the trust agreement and the LLC agreement provide that holders of common shares representing at least ten percent of the outstanding common shares have the right to cause the trust to institute any legal proceeding for any remedy available to the trust, including the bringing of a derivative action in the right of the company under Section 18-1001 of the Delaware Limited Liability Company Act relating to the right to bring derivative actions. Holders of common shares will have the right to direct the time, method and place of conducting such legal proceedings brought by the trust. The Allocation Member, as holder of the allocation interests, has the right to directly institute proceedings against the company to enforce the provisions of the LLC agreement.

Acquisition Exchange and Optional Purchase

The trust agreement and the LLC agreement provide that, if at any time more than 90% of the then outstanding voting shares entitled to vote are beneficially owned by one person, who we refer to as the acquirer and which time we refer to as the control date, such acquirer has the right to cause the trust, acting at the direction of the company’s board of directors, to mandatorily exchange all shares then outstanding for an equal number of underlying trust interests, which we refer to as an acquisition exchange, and dissolve the trust. The company, as sponsor of the trust, will cause the transfer agent of the shares to mail a copy of notice of such acquisition exchange to the shareholders of the trust at least 30 days prior to the exchange of shares for underlying trust interests. Upon the completion of such acquisition exchange, each holder of shares immediately prior to the completion of the acquisition exchange will be admitted to the company as a member in respect of an equal number of underlying trust interests and the trust will cease to be a member of the company.

The LLC agreement provides that, following such exchange, the acquirer shall have the right to purchase at the offer price, as defined in the LLC agreement, from the other holders of trust interests for cash all, but not less than all, of the outstanding trust interests that the acquirer does not own as of the control date. While this provision of the LLC agreement provides for a fair price requirement, the LLC agreement does not provide members with appraisal rights to which shareholders of a Delaware corporation would be entitled under Section 262 of the DGCL. The acquirer can exercise its right to effect such purchase by delivering notice to the company and the transfer agent of its election to make the purchase not less than 60 days prior to the control date. The company will cause the transfer agent to mail the notice of the purchase to the record holders of the trust interests at least 30 days prior to the control date. We refer to the date of purchase as the purchase date.

Voluntary Exchange

The trust agreement and the LLC agreement provide that in the event the company’s board of directors determines that the existence of the trust results, or is reasonably likely to result, in a material tax detriment to the trust, the holders of shares, the company or any of the members, the company, as sponsor of the trust, shall cause the trust to exchange all shares then outstanding for an equal number of underlying trust interests and dissolve the trust. We refer to such an exchange as a voluntary exchange. The company, as sponsor of the trust, will cause the transfer agent for the shares to mail a copy of notice of such voluntary exchange to the shareholders of the trust at least 30 days prior to the exchange of shares for underlying trust interests. Upon the completion of such voluntary exchange, each holder of shares immediately prior to the completion of the voluntary exchange will be admitted to the company as a member in respect of an equal number of underlying trust interests and the trust will cease to be a member of the company.

Tax Election of the Trust

The company may, acting through its board of directors, without further action by the shareholders, at such time as it may determine, cause the trust to elect to be treated as a corporation for U.S. federal income tax purposes and, thereafter, must maintain the trust’s status as an association taxable as a corporation. Effective as of September 1, 2021, the trust has elected to be treated as a corporation for U.S. federal income tax purposes.

Tax Election of the Company

In circumstances where the trust has been dissolved, the LLC agreement provides that the company’s board of directors may, without the consent or vote of holders of trust interests, cause the company to elect to be treated as a corporation for U.S. federal income tax purposes.

Conversion of the Trust

The company may, acting through its board of directors, without further action by the shareholders:

•

cause the trust to be converted to a corporation, through direct conversion, merger into, or conveyance of all assets to, a corporation which otherwise has no assets, liabilities or operations at the time;

•	convert or exchange the trust shares into or for shares of stock of one or more classes in such corporation; and

•

adopt the organizational documents of the corporation with terms that provide the shareholders and the holder of the allocation interests in the company with substantially similar rights and obligations as the trust agreement and the LLC agreement (including to reflect the election of directors of such corporation directly by the stockholders of such corporation rather than through the trust agreement and the LLC agreement), with any such alterations thereto as are required by the laws governing such corporation or determined by the board to be in the best interests of the trust and the shareholders.

Amendment to LLC Agreement for Conversion of the Trust

In the event the trust is converted to, or the trust is merged into or all of the trust’s assets are conveyed to, a corporation pursuant to the trust agreement, without further approval of the company’s members but subject to the prior written consent of the Allocation Member if the rights of the Allocation Member would be adversely affected, the company’s board of directors may amend the LLC agreement as the board determines is necessary or appropriate to reflect such conversion, merger or conveyance.

Dissolution of the Trust and the Company

The LLC agreement provides for the dissolution and winding up of the company upon the occurrence of:

•

the adoption of a resolution by a majority vote of the company’s board of directors approving the dissolution, winding up and liquidation of the company and the approval of such action by the affirmative vote of the holders of a majority of the outstanding trust interests entitled to vote thereon;

•	the unanimous vote of the holders of the outstanding trust interests entitled to vote to dissolve, wind up and liquidate the company;

•

a judicial determination that an event has occurred that makes it not reasonably practical to carry on the business of the company in conformity with the LLC agreement as determined in accordance with Section 18-802 of the Delaware Limited Liability Company Act; or

•

the termination of the legal existence of the last remaining member of the company or the occurrence of any other event that terminates the continued membership of the last remaining member of the company, unless the company is continued without dissolution in a manner provided under the LLC agreement or the Delaware Limited Liability Company Act.

The trust agreement provides for the dissolution and winding up of the trust upon the occurrence of:

•	an acquisition exchange or a voluntary exchange;

•	the filing of a certificate of cancellation of the company or its failure to revive its certificate of formation within 10 days following revocation of the company’s certificate of formation;

•	the entry of a decree of judicial dissolution by a court of competent jurisdiction over the company or the trust; or

•	receipt by the regular trustees of written notice from the company at any time of its determination to dissolve the trust and distribute the trust interests in exchange for the shares.

We refer to these events as dissolution events. Following the occurrence of a dissolution event with respect to the trust, each share will be mandatorily exchanged for an underlying trust interest of the company. Upon dissolution of the company in accordance with the terms of the LLC agreement, the then holders of trust interests will be entitled to share in the assets of the company legally available for distribution following payment to creditors, subject to any applicable trust interest designation, in accordance with the positive balance in such holders’ capital accounts required by the LLC agreement, including any applicable trust interest designation, after giving effect to all contributions, distributions and allocations for all periods.

Description of Series A Preferred Shares

General

On June 28, 2017, the trust executed a share designation, which was amended and restated on August 3, 2021 and further amended on March 20, 2024 and September 4, 2024 (as so amended and restated and further amended, the “Series A Share Designation”). The Series A Share Designation designates 5,701,955 shares of the preferred shares of the trust, no par value, as the Series A Preferred Shares with the powers, designations, preferences and other rights as set forth therein. The Series A Share Designation is incorporated herein by reference. As of August 30, 2024, there were 4,097,160 shares of the Series A Preferred Shares issued and outstanding. The Series A Preferred Shares are listed on the New York Stock Exchange under the symbol “CODI PR A.”

Distributions

Distributions on the Series A Preferred Shares are payable when, as and if declared by the board of directors of the company out of funds legally available, at a rate per annum equal to 7.250% of the $25.00 liquidation preference per share. Distributions on the Series A Preferred Shares are payable quarterly on January 30, April 30, July 30 and October 30 of each year, when, as and if declared by the board of directors of the company in its sole discretion. If any of those dates is not a business day, then distributions are payable on the next succeeding business day. Declared distributions will be payable on the relevant distribution payment date to holders of record as they appear on our share register at the close of business, New York City time, on the January 15, April 15, July 15 and October 15, as the case may be, immediately preceding the relevant distribution payment date. These record dates will apply regardless of whether a particular record date is a business day, provided that if the record date is not a business day, the declared distributions will be payable on the relevant distribution payment date to holders of record as they appear on the trust’s share register at the close of business, New York City time, on the business day immediately preceding such record date. A “business day” as used herein means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are required, permitted or authorized, by applicable law or executive order, to be closed for regular banking business.

In the event we issue additional Series A Preferred Shares, distributions on such additional shares, to the extent declared, will accrue from the original issuance date of such additional shares or any other date we specify at the time such additional shares are issued. Distributions on the Series A Preferred Shares are non-cumulative. Accordingly, if the board of directors of the company does not declare a distribution before the scheduled record date for any distribution period, the trust will not make a distribution in that distribution period, whether or not distributions on the Series A Preferred Shares are declared or paid for any future distribution period. A “distribution period” as used herein refers to the period from and including a distribution payment date to, but excluding, the next distribution payment date, provided that the initial distribution period commences on and includes June 28, 2017. Distributions payable on the Series A Preferred Shares for any distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Series A Preferred Shares rank junior to the allocation interests to the extent provided in the LLC agreement, and senior to the common shares to the extent provided in the trust agreement, with respect to the payment of distributions. Unless distributions have been declared and paid or declared and set apart for payment on the Series A Preferred Shares for a quarterly distribution period, no distribution may be declared or paid or set apart for payment on the common shares (or on any other shares that the trust has, or may in the future, issue ranking, as to the payment of distributions, junior to the Series A Preferred Shares (together with the common shares, “Series A junior shares”)) for the remainder of that quarterly distribution period, other than distributions paid in Series A junior shares or options, warrants or rights to subscribe for or purchase Series A junior shares, and we and our subsidiaries may not directly or indirectly repurchase, redeem or otherwise acquire for consideration common shares (or any Series A junior shares). However, for a subsequent distribution period, payments on Series A junior shares can be made again as long as distributions have been made on the Series A Preferred Shares for that period (even if no distributions have been made in one or more prior periods).

The board of directors of the company, or a duly authorized committee thereof, may, in its discretion, choose to cause the trust to pay distributions on the Series A Preferred Shares without the payment of any distributions on any Series A junior shares. No distributions may be declared or paid or set apart for payment on any Series A Preferred Shares if at the same time any arrears exist or default exists in the payment of distributions on any outstanding series of Series A senior shares (defined below), if any are issued.

When distributions are not paid (or duly provided for) on any distribution payment date (or, in the case of Series A parity shares (as defined below) having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Shares, on a distribution payment date falling within the related distribution period (as defined below) for the Series A Preferred Shares) in full upon the Series A Preferred Shares or any Series A parity shares, all distributions declared upon the Series A Preferred Shares and all such Series A parity shares payable on such distribution payment date (or, in the case of Series A parity shares having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Shares, on a distribution payment date falling within the related distribution period for the Series A Preferred Shares) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per share on the Series A Preferred Shares and all unpaid distributions, including any accumulations, on all Series A parity shares payable on such distribution payment date (or in the case of Series A parity shares having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Shares, on a distribution payment date falling within the related distribution period for the Series A Preferred Shares) bear to each other.

Ranking

The Series A Preferred Shares rank senior to the Series A junior shares with respect to payment of distributions and distribution of the trust’s assets upon the trust’s liquidation, dissolution or winding up. The Series A Preferred Shares rank equally with any equity securities, including our Series B Preferred Shares, Series C Preferred Shares and other preferred shares, that the trust may issue in the future, the terms of which provide that such securities will rank equally with the Series A Preferred Shares with respect to payment of distributions and distribution of the trust’s assets upon its liquidation, dissolution or winding up (“Series A parity shares”). The Series A Preferred Shares rank junior to (i) all of the trust’s existing and future indebtedness, and (ii) any of the trust’s equity securities, including preferred shares, that the trust or the company may issue in the future, the terms of which provide that such securities will rank senior to the Series A Preferred Shares with respect to payment of distributions and distribution of the trust’s assets upon its liquidation, dissolution or winding up (such equity securities, “Series A senior shares”). The Series A Preferred Shares rank junior to the company’s allocation interests with respect to the payment of distributions prior to dissolution of the company, and equally with the company’s allocation interests upon liquidation, dissolution or winding up of the company or the trust; provided however that the rights allocated to the allocation interest may reduce the amount distributable to the Series A Preferred Shares upon the liquidation, dissolution or winding up of the trust. Other than the company’s allocation interests, there are no Series A senior shares or interests in the company outstanding.

Maturity

The Series A Preferred Shares do not have a maturity date, and the trust is not required to redeem or repurchase the Series A Preferred Shares. Accordingly, the Series A Preferred Shares will remain outstanding indefinitely unless the board of directors of the company decides to cause the trust to redeem or repurchase them.

Redemption

The trust may not redeem the Series A Preferred Shares prior to July 30, 2022. On or after July 30, 2022, the board of directors of the company may cause the trust, at its option, out of funds legally available to redeem the Series A Preferred Shares, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a price of $25.00 per Series A Preferred Share plus any accumulated and unpaid distributions thereon, if any, to, but excluding, the redemption date, without payment of any undeclared distributions. Holders of the Series A Preferred Shares have no right to require the redemption of the Series A Preferred Shares.

Repurchase at the Option of Holders

If a Series A Fundamental Change (as defined below) occurs, unless, prior to or concurrently with the time the board of directors of the company is required to cause the trust to make a Series A Fundamental Change Offer (as described below), the board of directors of the company has caused the company to previously or concurrently mail or transmit electronically a redemption notice with respect to all of the outstanding Series A Preferred Shares, the board of directors of the company will cause the trust to make an offer to purchase all of the Series A Preferred Shares pursuant to the offer described below (the “Series A Fundamental Change Offer”), out of funds received by the trust on the Series A Trust Preferred Interests (as defined below under “— Series A Trust Preferred Interests”) and legally available, at a price in cash (the “Series A Fundamental Change Payment”) of $25.25 per Series A Preferred Share, plus declared and unpaid distributions thereon to, but excluding, the Series A Fundamental Change Payment Date (as defined below), without payment of any undeclared distributions. Within 30 days following any Series A Fundamental Change, the board of directors of the company will cause the trust to send notice of such Series A Fundamental Change Offer by first class mail to each holder of Series A Preferred Shares or otherwise in accordance with the procedures of the Depository Trust Company with the following information:

(1)

that a Series A Fundamental Change Offer is being made pursuant to the share designation designating the Series A Preferred Shares and that all Series A Preferred Shares properly tendered pursuant to such Series A Fundamental Change Offer will be accepted for payment by the trust;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Series A Fundamental Change Payment Date”);

(3)	that any Series A Preferred Share not properly tendered will remain outstanding and entitled to receive distributions when, as and if declared by the board of directors of the company;

(4)

that, unless the trust defaults in the payment pursuant to the Series A Fundamental Change Offer, all Series A Preferred Shares accepted for payment pursuant to the Series A Fundamental Change Offer will be cancelled and cease to be outstanding on the Series A Fundamental Change Payment Date;

(5)	the instructions determined by the company, consistent with this covenant, that a holder of Series A Preferred Shares must follow in order to have its Series A Preferred Shares purchased; and

(6)	if such notice is mailed prior to the occurrence of a Series A Fundamental Change, that such offer is conditioned on the occurrence of such Series A Fundamental Change.

The company will not be required to cause the trust to make a Series A Fundamental Change Offer upon a Series A Fundamental Change if a third party makes the Series A Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the share designation designating the Series A Preferred Shares applicable to a Series A Fundamental Change Offer made by the trust and purchases all Series A Preferred Shares validly tendered and not withdrawn under such Series A Fundamental Change Offer.

The company and the trust will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Series A Preferred Shares pursuant to this covenant. To the extent the provisions of any securities laws or regulations conflict with provisions of the share designation designating the Series A Preferred Shares, the company and the trust will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations described in such share designation by virtue thereof.

On the Series A Fundamental Change Payment Date, the board of directors of the company shall cause the trust, to the extent permitted by law and to the extent of funds received by the trust on the Series A Trust Preferred Interests, to:

(1)	accept for payment all Series A Preferred Shares properly tendered pursuant to the Series A Fundamental Change Offer;

(2)	deposit with the paying agent an amount equal to the aggregate payment pursuant to the Series A Fundamental Change Offer in respect of all Series A Preferred Shares so tendered; and

(3)	cancel the Series A Preferred Shares so accepted.

If (i) a Series A Fundamental Change occurs and (ii) (x) we do not give notice prior to the 31st day following the Series A Fundamental Change of either (1) a Series A Fundamental Change Offer or (2) the intention to redeem all the outstanding Series A Preferred Shares or (y) we default upon our obligation to repurchase or redeem the Series A Preferred Shares on the Series A Fundamental Change Payment Date or redemption date, the distribution rate per annum on the Series A Preferred Shares will increase by 5.00%, beginning on the 31st day following such Series A Fundamental Change. Notwithstanding any requirement that we offer to repurchase or redeem all the outstanding Series A Preferred Shares, the increase in the distribution rate per annum described in the immediately preceding sentence is the sole remedy to holders of Series A Preferred Shares upon the occurrence of any of the events described in the immediately preceding sentence. Following any such increase in the distribution rate per annum, we will be under no further obligation to offer to repurchase or redeem any Series A Preferred Shares.

“Fundamental Change” means the occurrence of the following:

•

the Series A Preferred Shares (or preferred shares into which the Series A Preferred Shares have been converted or for which the Series A Preferred Shares have been exchanged in accordance with the provisions described below under “— Voting Rights”) cease to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their successors) or another U.S. national securities exchange for a period of 20 consecutive trading days; or

•

the company and the trust (or the issuer of preferred shares into which the Series A Preferred Shares have been converted or for which the Series A Preferred Shares have been exchanged in accordance with the provisions described below under “— Voting Rights”) are no longer subject to, and are not voluntarily filing the annual reports, information, documents and other reports that the company and the trust would be so required to file if so subject to, the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Voting Rights

Holders of the Series A Preferred Shares generally have no voting rights. However, if and whenever six quarterly distributions (whether or not consecutive) payable on the Series A Preferred Shares have not been declared and paid (a “Nonpayment”), the number of directors then constituting the board of directors of the company will be increased by two and the holders of the Series A Preferred Shares, voting together as a single class with the holders of any other series of Series A parity shares then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, the “Series A voting preferred shares”), will have the right to elect these two additional directors at a meeting of the holders of the Series A Preferred Shares and such other Series A voting preferred shares. When quarterly distributions have been declared and paid on the Series A Preferred Shares for four consecutive quarters following the Nonpayment, the right of the holders of the Series A Preferred Shares and any other Series A voting preferred shares to elect these two additional directors will cease, the terms of office of these two directors will forthwith terminate and the number of directors constituting the board of directors of the company will be reduced accordingly. However, the right of the holders of the Series A Preferred Shares and any other Series A voting preferred shares to elect two additional directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as described above.

The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Shares and all other series of Series A voting preferred shares, acting as a single class regardless of series, at a meeting of shareholders, is required in order (i) to amend, alter or repeal any provisions of the trust agreement relating to the Series A Preferred Shares or other series of Series A voting preferred shares, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series A Preferred Shares or other series of Series A voting preferred shares, unless in connection with any such amendment, alteration or repeal, each Series A Preferred Share and any other voting preferred share remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption thereof substantially similar to those of the Series A Preferred Shares or any other series of Series A voting preferred shares, as the case may be, or (ii) to authorize, create or increase the authorized amount of, any class or series of preferred shares having rights senior to the Series A Preferred Shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up; provided, however, that in the case of clause (i) above, if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the classes or series of Series A voting preferred shares (including the Series A Preferred Shares for this purpose), only the consent of the holders of at least two-thirds of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the Series A voting preferred shares (including the Series A Preferred Shares for this purpose) as a class.

Amount Payable in Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of the trust (other than in the case of a voluntary exchange or acquisition exchange (as defined in the trust agreement) of preferred shares for trust preferred interests) (“Liquidation”), each holder of the Series A Preferred Shares will be entitled to a payment out of the trust’s assets available for distribution to the holders of the Series A Preferred Shares following the satisfaction of all claims ranking senior to the Series A Preferred Shares. Such payment will be equal to their preferred capital account balance (the “Series A Preferred Share Liquidation Value”).

The capital account balance for each Series A Preferred Share equals $25.00 initially and is increased each year by an allocation of gross income (excluding capital gains) recognized by us (including any gross income recognized in the year of Liquidation). The allocations of gross income to the capital account balances for the Series A Preferred Shares in any year will not exceed the sum of the amount of distributions paid on the Series A Preferred Shares during such year. If the board of directors of the company declares a distribution on the Series A Preferred Shares, the amount of the distribution paid on each such Series A Preferred Share will be deducted from the capital account balance for such Series A Preferred Share, whether or not such capital account balance received an allocation of gross income in respect of such distribution. The allocation of gross income to the capital account balances for the Series A Preferred Shares is intended to entitle the holders of the Series A Preferred Shares to a preference over the holders of outstanding common shares upon the trust’s Liquidation, to the extent required to permit each holder of a Series A Preferred Share to receive the Series A Preferred Share Liquidation Value in respect of such share. In addition, a special allocation of gross income (from any source) in the year of Liquidation will be made if necessary so that a holder’s preferred capital account balance equals the Series A Preferred Share Liquidation Value. If, however, the trust were to have insufficient gross income to achieve this result, then the amount that a holder of Series A Preferred Shares would receive upon liquidation may be less than the Series A Preferred Share Liquidation Value.

After each holder of Series A Preferred Shares receives a payment equal to the capital account balance for such holder’s shares (even if such payment is less than the Series A Preferred Share Liquidation Value of such holder’s shares), holders will not be entitled to any further participation in any distribution of the trust’s assets.

For any period in which the trust is an association taxable as a corporation for U.S. federal income tax purposes, the capital account balance for each Series A Preferred Share will be deemed equal to the sum of $25.00 per Series A Preferred Share and declared and unpaid distributions, if any, to, but excluding, the date of the liquidation, dissolution or winding up of the trust on the Series A Preferred Shares, with the intent to provide holders of Series A Preferred Shares the same rights to liquidation proceeds regardless of whether the trust is taxable as a partnership or a corporation for U.S. federal income tax purposes.

Conversion

The Series A Preferred Shares are not convertible into common shares or any other class or series of shares or any other security.

Series A Trust Preferred Interests

Each Series A Preferred Share corresponds to one underlying trust preferred interest of the company held by the trust of the same class and series, and with corresponding rights, powers and duties, as the Series A Preferred Shares (the “Series A Trust Preferred Interests”). Unless the trust is dissolved, it must remain the holder of 100% of the company’s trust interests, including the Series A Trust Preferred Interests, and, at all times, the trust will have outstanding the identical number of common shares and preferred shares, including the Series A Preferred Shares, as the number of outstanding trust common interests and trust preferred interests, including the Series A Trust Preferred Interests, of the company that are of the corresponding class and series.

Description of Series B Preferred Shares

General

On March 13, 2018, the trust executed a share designation, which was amended and restated on August 3, 2021 and further amended on March 20, 2024 and September 4, 2024 (as so amended and restated and further amended, the “Series B Share Designation”). The Series B Share Designation designates 8,327,295 shares of the preferred shares of the trust, no par value, as the Series B Preferred Shares with the powers, designations, preferences and other rights as set forth therein. The Series B Share Designation is incorporated herein by reference. As of August 30, 2024, there were 4,224,148 shares of the Series B Preferred Shares issued and outstanding. The Series B Preferred Shares are listed on the New York Stock Exchange under the symbol “CODI PR B.”

Distributions

Holders of Series B Preferred Shares are entitled to receive, when, as and if declared by the board of directors of the company, cumulative cash distributions on the liquidation preference of the Series B Preferred Shares at a rate equal to (1) 7.875% per annum of the liquidation preference per share for each quarterly distribution period to, but excluding, April 30, 2028, which we refer to as the Fixed Rate Period, and (2) the then applicable three-month LIBOR (as defined and described below) plus a spread of 4.985% per annum of the liquidation preference per share for each quarterly distribution period from April 30, 2028 through the redemption date of the Series B Preferred Shares, if any, which we refer to as the Floating Rate Period. A “distribution period” as used herein refers to the period commencing on and including a distribution payment date to, but excluding, the next distribution payment date, provided that (i) the initial distribution period commences on and includes March 13, 2018 and (ii) the distribution period commencing on April 30, 2028 will commence on April 30, 2028 irrespective of whether such day is a business day.

Fixed Rate Period. Distributions payable on the Series B Preferred Shares for any distribution period that is included in the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. During the Fixed Rate Period, if any date on which distributions would otherwise be payable is not a business day, then the distribution will be paid on the next business day as if it were paid on the scheduled distribution payment date, and no interest or other amount will accrue on the distribution so payable for the period from and after that distribution payment date to the date the distribution is paid.

Floating Rate Period. Distributions payable on the Series B Preferred Shares for the Floating Rate Period will be computed based on the actual number of days in a distribution period and a 360-day year. During the Floating Rate Period, if any date on which distributions would otherwise be payable is not a business day, then payment of any distribution payable on such date will be made on the next succeeding business day unless that day falls in the next calendar month, in which case the distribution payment date will be the immediately preceding business day, and, in either case, distributions will accrue to, but exclude, the actual date the distribution is paid.

The distribution rate during the Floating Rate Period will be reset quarterly (the first day of each distribution period will be a distribution reset date). The distribution rate for each distribution period in the Floating Rate Period will be determined by a calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the distribution period, which date is the “distribution determination date” for the distribution period. The calculation agent then will add three-month LIBOR as determined on the distribution determination date and the applicable spread. Absent manifest error, the calculation agent’s determination of the distribution rate for a distribution period for the Series B Preferred Shares will be binding and conclusive on you, the transfer agent and us. A “London banking day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The distribution rate for a distribution period during the Floating Rate Period will be based on the three-month London interbank offered rate, which we refer to as “three-month LIBOR,” and will be determined as follows:

(i)

three-month LIBOR will be equal to the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. London time on the relevant distribution determination date.

(ii)

If no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. London time on the relevant distribution determination date, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the related distribution reset date, to prime banks in the London interbank market, at approximately 11:00 a.m. London time on that distribution determination date that is representative of a single transaction in U.S. dollars in amounts of at least $1,000,000 in that market at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, three-month LIBOR will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. New York City time on that distribution determination date by three major banks in New York, New York, as selected by the calculation agent after consultation with us, for loans in U.S. dollars to leading European banks, for a period of three months commencing on the related distribution reset date that is representative of a single transaction in U.S. dollars in amounts of at least $1,000,000 in that market at that time. If no quotation is provided as described above, then if a calculation agent has not been appointed at such time, we will appoint a calculation agent who shall, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for the second London banking day immediately preceding the first day of such distribution period in its sole discretion. If the calculation agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, then LIBOR will be equal to three-month LIBOR for the then current distribution period, or, in the case of the first distribution period in the Floating Rate Period, the most recent distribution rate that would have been determined based on the last available Reuters Page LIBOR01 had the Floating Rate Period been applicable prior to the first distribution period in the Floating Rate Period.

Notwithstanding the foregoing, if we determine on the relevant distribution determination date that the LIBOR base rate has been discontinued, then we will appoint a calculation agent and the calculation agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to three-month LIBOR. If, after such consultation, the calculation agent determines that there is an industry accepted substitute or successor base rate, the calculation agent shall use such substitute or successor base rate. In such case, the calculation agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of business day, the distribution determination date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant business day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the calculation agent determines that there is an industry accepted substitute or successor base rate as so provided above, the calculation agent will, in consultation with us, follow the steps specified in clause (ii) in the immediately preceding paragraph in order to determine three-month LIBOR for the applicable distribution period.

As used herein, “calculation agent” shall mean a third party independent financial institution of national standing with experience providing such services, which will be appointed by us prior to April 30, 2028.

In the event we issue additional Series B Preferred Shares, distributions on such additional shares will accrue from the original issuance date of such additional shares or any other date we specify at the time such additional shares are issued. Distributions on the Series B Preferred Shares accumulate daily and are cumulative from, and including, the date of original issuance. The distributions payable on any distribution payment date include distributions accumulated to, but not including, such distribution payment date. Distributions on the Series B Preferred Shares are payable quarterly, in arrears, on January 30, April 30, July 30 and October 30 of each year.

Declared distributions are payable on the relevant distribution payment date to holders of record as they appear on our share register at the close of business, New York City time, on the January 15, April 15, July 15 and October 15, as the case may be, immediately preceding the relevant distribution payment date. These record dates apply regardless of whether a particular record date is a business day, provided that if the record date is not a business day, the declared distributions are payable on the relevant distribution payment date to holders of record as they appear on the trust’s share register at the close of business, New York City time, on the business day immediately preceding such record date. During the Fixed Rate Period, a “business day” means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are required, permitted or authorized, by applicable law or executive order, to be closed for regular banking business, and during the Floating Rate Period, a “business day” means any day that would be considered a business day during the Fixed Rate Period that is also a London banking day.

Distributions on the Series B Preferred Shares accumulate whether or not (i) the terms and provisions of any laws or agreements referred to in the preceding paragraph at any time prohibit the current payment of distributions, (ii) we have earnings, (iii) there are funds legally available for the payment of those distributions and (iv) those distributions are declared. No interest, or sum in lieu of interest, is payable in respect of any distribution payment or payments on the Series B Preferred Shares which may be in arrears, and holders of Series B Preferred Shares are not entitled to any distributions in excess of full cumulative distributions described above. Any distribution payment made on the Series B Preferred Shares will first be credited against the earliest accumulated but unpaid distribution due with respect to those shares.

The Series B Preferred Shares rank junior to the allocation interests to the extent provided in the LLC agreement, and senior to the common shares to the extent provided in the trust agreement, with respect to the payment of distributions. Unless full cumulative distributions on the Series B Preferred Shares have been or contemporaneously are declared and paid or declared and set apart for payment on the Series B Preferred Shares for all past distribution periods, no distribution may be declared or paid or set apart for payment on the common shares (or on any other shares that the trust may issue in the future ranking, as to the payment of distributions, junior to the Series B Preferred Shares (together with the common shares, “Series B junior shares”)), other than distributions paid in Series B junior shares or options, warrants or rights to subscribe for or purchase Series B junior shares, and we and our subsidiaries may not directly or indirectly repurchase, redeem or otherwise acquire for consideration common shares (or any Series B junior shares).

The board of directors of the company, or a duly authorized committee thereof, may, in its discretion, choose to cause the trust to pay distributions on the Series B Preferred Shares without the payment of any distributions on any Series B junior shares. No distributions may be declared or paid or set apart for payment on any Series B Preferred Shares if at the same time any arrears exist or default exists in the payment of distributions on any outstanding series of Series B senior shares (defined below), if any are issued.

When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Shares and our Series B parity shares (as defined below), all distributions declared upon the Series B Preferred Shares and such Series B parity shares must be declared pro rata so that the amount of distributions declared per Series B Preferred Share and such Series B parity shares will in all cases bear to each other the same ratio that accumulated distributions per share on the Series B Preferred Shares and such Series B parity shares (which will not include any accrual in respect of unpaid distributions for prior distribution periods if such other Series B parity shares do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution payment or payments on the Series B Preferred Shares which may be in arrears.

Ranking

The Series B Preferred Shares rank senior to the Series B junior shares with respect to payment of distributions and distribution of the trust’s assets upon the trust’s liquidation, dissolution or winding up. The Series B Preferred Shares rank equally with any equity securities, including our Series A Preferred Shares, Series C Preferred Shares and other preferred shares, that the trust may issue in the future, the terms of which provide that such securities will rank equally with the Series B Preferred Shares with respect to payment of distributions and distribution of the trust’s assets upon its liquidation, dissolution or winding up (“Series B parity shares”). The Series B Preferred Shares rank junior to (i) all of the trust’s existing and future indebtedness, and (ii) any of the trust’s equity securities, including preferred shares, that the trust or the company may issue in the future, the terms of which provide that such securities will rank senior to the Series B Preferred Shares with respect to payment of distributions and distribution of the trust’s assets upon its liquidation, dissolution or winding up (such equity securities, “Series B senior shares”). The Series B Preferred Shares rank junior to the company’s allocation interests with respect to the payment of distributions prior to dissolution of the company, and equally with the company’s allocation interests upon liquidation, dissolution or winding up of the company or the trust; provided however that the rights allocated to the allocation interest may reduce the amount distributable to the Series B Preferred Shares upon the liquidation, dissolution or winding up of the trust. Other than the company’s allocation interests, there are no Series B senior shares or interests in the company outstanding.

Maturity

The Series B Preferred Shares do not have a maturity date, and the trust is not required to redeem or repurchase the Series B Preferred Shares. Accordingly, the Series B Preferred Shares will remain outstanding indefinitely unless the board of directors of the company decides to cause the trust to redeem or repurchase them.

Redemption

The trust may not redeem the Series B Preferred Shares prior to April 30, 2028. On or after April 30, 2028, the board of directors of the company may cause the trust, at its option, out of funds legally available to redeem the Series B Preferred Shares, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a price of $25.00 per Series B Preferred Share plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the redemption date.

Immediately prior to any redemption of Series B Preferred Shares, we will pay, in cash, any accumulated and unpaid distributions to, but excluding, the redemption date, unless a redemption date falls after a distribution record date and prior to the corresponding distribution payment date, in which case each holder of Series B Preferred Shares at the close of business on such distribution record date will be entitled to the distribution payable on such shares on the corresponding distribution payment date notwithstanding the redemption of such shares before such distribution payment date. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on the Series B Preferred Shares to be redeemed.

Unless full cumulative distributions on all Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past distribution periods, no Series B Preferred Shares may be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed, and we may not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our common stock or other Series B junior shares we may issue or pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and all Series B parity shares).

Holders of the Series B Preferred Shares have no right to require the redemption of the Series B Preferred Shares.

Repurchase at the Option of Holders

If a Series B Fundamental Change (as defined below) occurs, unless, prior to or concurrently with the time the board of directors of the company is required to cause the trust to make a Series B Fundamental Change Offer (as described below), the board of directors of the company has caused the company to previously or concurrently mail or transmit electronically a redemption notice with respect to all of the outstanding Series B Preferred Shares, the board of directors of the company will cause the trust to make an offer to purchase all of the Series B Preferred Shares pursuant to the offer described below (the “Series B Fundamental Change Offer”), out of funds received by the trust on the Series B Trust Preferred Interests (as defined below under “— Series B Trust Preferred Interests”) and legally available, at a price in cash (the “Series B Fundamental Change Payment”) of $25.25 per Series B Preferred Share, plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the Series B Fundamental Change Payment Date (as defined below). Within 30 days following any Series B Fundamental Change, the board of directors of the company will cause the trust to send notice of such

Series B Fundamental Change Offer by first class mail to each holder of Series B Preferred Shares or otherwise in accordance with the procedures of the Depository Trust Company with the following information:

(1)

that a Series B Fundamental Change Offer is being made pursuant to the share designation designating the Series B Preferred Shares and that all Series B Preferred Shares properly tendered pursuant to such Series B Fundamental Change Offer will be accepted for payment by the trust;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Series B Fundamental Change Payment Date”);

(3)	that any Series B Preferred Share not properly tendered will remain outstanding and distributions will continue to accumulate on such shares;

(4)

that, unless the trust defaults in the payment pursuant to the Series B Fundamental Change Offer, all Series B Preferred Shares accepted for payment pursuant to the Series B Fundamental Change Offer will be cancelled and cease to be outstanding on the Series B Fundamental Change Payment Date;

(5)	the instructions determined by the company, consistent with this covenant, that a holder of Series B Preferred Shares must follow in order to have its Series B Preferred Shares purchased; and

(6)	if such notice is mailed prior to the occurrence of a Series B Fundamental Change, that such offer is conditioned on the occurrence of such Series B Fundamental Change.

The company will not be required to cause the trust to make a Series B Fundamental Change Offer upon a Series B Fundamental Change if a third party makes the Series B Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the share designation designating the Series B Preferred Shares applicable to a Series B Fundamental Change Offer made by the trust and purchases all Series B Preferred Shares validly tendered and not withdrawn under such Series B Fundamental Change Offer.

The company and the trust will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Series B Preferred Shares pursuant to this covenant. To the extent the provisions of any securities laws or regulations conflict with provisions of the share designation designating the Series B Preferred Shares, the company and the trust will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations described in such share designation by virtue thereof.

On the Series B Fundamental Change Payment Date, the board of directors of the company shall cause the trust, to the extent permitted by law and to the extent of funds received by the trust on the Series B Trust Preferred Interests, to:

(1)	accept for payment all Series B Preferred Shares properly tendered pursuant to the Series B Fundamental Change Offer;

(2)	deposit with the paying agent an amount equal to the aggregate payment pursuant to the Series B Fundamental Change Offer in respect of all Series B Preferred Shares so tendered; and

(3)	cancel the Series B Preferred Shares so accepted.

If (i) a Series B Fundamental Change occurs and (ii) (x) we do not give notice prior to the 31st day following the Series B Fundamental Change of either (1) a Series B Fundamental Change Offer or (2) the intention to redeem all the outstanding Series B Preferred Shares or (y) we default upon our obligation to repurchase or redeem the Series B Preferred Shares on the Series B Fundamental Change Payment Date or redemption date, the distribution rate per annum on the Series B Preferred Shares will increase by 5.00%, beginning on the 31st day following such Series B Fundamental Change. Notwithstanding any requirement that we offer to repurchase or redeem all the outstanding Series B Preferred Shares, the increase in the distribution rate per annum described in the immediately preceding sentence is the sole remedy to holders of Series B Preferred Shares upon the occurrence of any of the events described in the immediately preceding sentence. Following any such increase in the distribution rate per annum, we will be under no further obligation to offer to repurchase or redeem any Series B Preferred Shares.

“Fundamental Change” means the occurrence of the following:

•

the Series B Preferred Shares (or preferred shares into which the Series B Preferred Shares have been converted or for which the Series B Preferred Shares have been exchanged in accordance with the provisions described below under “—Voting Rights”) cease to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their successors) or another U.S. national securities exchange for a period of 20 consecutive trading days; or

•

the company and the trust (or the issuer of preferred shares into which the Series B Preferred Shares have been converted or for which the Series B Preferred Shares have been exchanged in accordance with the provisions described below under “—Voting Rights”) are no longer subject to, and are not voluntarily filing the annual reports, information, documents and other reports that the company and the trust would be so required to file if so subject to, the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Voting Rights

Holders of the Series B Preferred Shares generally have no voting rights. However, if and whenever distributions on any Series B Preferred Shares are in arrears for six or more full quarterly distribution periods (whether or not consecutive), the number of directors then constituting the board of directors of the company will be increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Series B parity shares upon which like voting rights have been conferred and are exercisable) and the holders of the Series B Preferred Shares, voting together as a single class with the holders of any other series of Series B parity shares then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, the “Series B voting preferred shares”), will have the right to elect these two additional directors at a meeting of the holders of the Series B Preferred Shares and such other Series B voting preferred shares. When all distributions accumulated on the Series B Preferred Shares for all past distribution periods and the then current distribution period have been fully paid, the right of the holders of the Series B Preferred Shares and any other Series B voting preferred shares to elect these two additional directors will cease and, unless there are other classes or series of Series B parity shares upon which like voting rights have been conferred and are exercisable, the terms of office of these two directors will terminate and the number of directors constituting the board of directors of the company will be reduced accordingly.

The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series B Preferred Shares and all other series of Series B voting preferred shares, acting as a single class regardless of series, at a meeting of shareholders, is required in order (i) to amend, alter or repeal any provisions of the trust agreement relating to the Series B Preferred Shares or other series of Series B voting preferred shares, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series B Preferred Shares or other series of Series B voting preferred shares, unless in connection with any such amendment, alteration or repeal, each Series B Preferred Share and any other Series B voting preferred share remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption thereof substantially similar to those of the Series B Preferred Shares or any other series of Series B voting preferred shares, as the case may be, or (ii) to authorize, create or increase the authorized amount of, any class or series of preferred shares having rights senior to the Series B Preferred Shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up; provided, however, that in the case of clause (i) above, if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the classes or series of Series B voting preferred shares (including the Series B Preferred Shares for this purpose), only the consent of the holders of at least two-thirds of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the Series B voting preferred shares (including the Series B Preferred Shares for this purpose) as a class.

Amount Payable in Liquidation

Upon any Liquidation, each holder of the Series B Preferred Shares will be entitled to a payment out of the trust’s assets available for distribution to the holders of the Series B Preferred Shares following the satisfaction of all claims ranking senior to the Series B Preferred Shares. Such payment will be equal to their preferred capital account balance (the “Series B Preferred Share Liquidation Value”).

The capital account balance for each Series B Preferred Share equals $25.00 initially and is increased each year by an allocation of gross income (excluding capital gains) recognized by us (including any gross income recognized in the year of Liquidation). The allocations of gross income to the capital account balances for the Series B Preferred Shares in any year will not exceed the sum of the amount of distributions paid on the Series B Preferred Shares during such year. If the board of directors of the company declares a distribution on the Series B Preferred Shares, the amount of the distribution paid on each such Series B Preferred Share will be deducted from the capital account balance for such Series B Preferred Share, whether or not such capital account balance received an allocation of gross income in respect of such distribution. The allocation of gross income to the capital account balances for the Series B Preferred Shares is intended to entitle the holders of the Series B Preferred Shares to a preference over the holders of outstanding common shares upon the trust’s Liquidation, to the extent required to permit each holder of a Series B Preferred Share to receive the Series B Preferred Share Liquidation Value in respect of such share. In addition, a special allocation of gross income (from any source) in the year of Liquidation will be made if necessary so that a holder’s preferred capital account balance equals the Series B Preferred Share Liquidation Value. If, however, the trust were to have insufficient gross income to achieve this result, then the amount that a holder of Series B Preferred Shares would receive upon liquidation may be less than the Series B Preferred Share Liquidation Value.

After each holder of Series B Preferred Shares receives a payment equal to the capital account balance for such holder’s shares (even if such payment is less than the Series B Preferred Share Liquidation Value of such holder’s shares), holders will not be entitled to any further participation in any distribution of the trust’s assets.

For any period in which the trust is an association taxable as a corporation for U.S. federal income tax purposes, the capital account balance for each Series B Preferred Share will be deemed equal to the sum of $25.00 per Series B Preferred Share and declared and unpaid distributions, if any, to, but excluding, the date of the liquidation, dissolution or winding up of the trust on the Series B Preferred Shares, with the intent to provide holders of Series B Preferred Shares the same rights to liquidation proceeds regardless of whether the trust is taxable as a partnership or a corporation for U.S. federal income tax purposes.

Conversion

The Series B Preferred Shares are not convertible into common shares or any other class or series of shares or any other security.

Series B Trust Preferred Interests

Each Series B Preferred Share corresponds to one underlying trust preferred interest of the company held by the trust of the same class and series, and with corresponding rights, powers and duties, as the Series B Preferred Shares (the “Series B Trust Preferred Interests”). Unless the trust is dissolved, it must remain the holder of 100% of the company’s trust interests, including the Series B Trust Preferred Interests, and, at all times, the trust will have outstanding the identical number of common shares and preferred shares, including the Series B Preferred Shares, as the number of outstanding trust common interests and trust preferred interests, including the Series B Trust Preferred Interests, of the company that are of the corresponding class and series.

Description of Series C Preferred Shares

General

On November 20, 2019, the trust executed a share designation, which was amended and restated on August 3, 2021 and further amended on March 20, 2024 and September 4, 2024 (as so amended and restated and further amended, the “Series C Share Designation”). The Series C Share Designation designates 8,468,682 shares of the preferred shares of the trust, no par value, as the Series C Preferred Shares with the powers, designations, preferences and other rights as set forth therein. The Series C Share Designation is incorporated herein by reference. As of August 30, 2024, there were 4,957,088 shares of the Series C Preferred Shares issued and outstanding. The Series C Preferred Shares are listed on the New York Stock Exchange under the symbol “CODI PR C.”

Distributions

Holders of Series C Preferred Shares are entitled to receive, when, as and if declared by the board of directors of the company, cumulative cash distributions on the liquidation preference of the Series C Preferred Shares at a rate equal to 7.875% per annum of the liquidation preference per share for each quarterly distribution period from the original issue date of the Series C Preferred Shares through the redemption date of the Series C Preferred Shares, if any. A “distribution period” as used herein refers to the period from and including a distribution payment date to, but excluding, the next distribution payment date, provided that the initial distribution period commences on and includes November 20, 2019. Distributions payable on the Series C Preferred Shares for any distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

In the event we issue additional Series C Preferred Shares, distributions on such additional shares will accrue from the original issuance date of such additional shares or any other date we specify at the time such additional shares are issued. Distributions on the Series C Preferred Shares accumulate daily and are cumulative from, and including, the date of original issuance. The distributions payable on any distribution payment date include distributions accumulated to, but not including, such distribution payment date. Distributions on the Series C Preferred Shares are payable quarterly, in arrears, on January 30, April 30, July 30 and October 30 of each year. Declared distributions are payable on the relevant distribution payment date to holders of record as they appear on our share register at the close of business, New York City time, on the January 15, April 15, July 15 and October 15, as the case may be, immediately preceding the relevant distribution payment date. These record dates apply regardless of whether a particular record date is a business day, provided that if the record date is not a business day, the declared distributions are payable on the relevant distribution payment date to holders of record as they appear on the trust’s share register at the close of business, New York City time, on the business day immediately preceding such record date. A “business day” as used herein means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are required, permitted or authorized, by applicable law or executive order, to be closed for regular banking business.

Distributions on the Series C Preferred Shares accumulate whether or not (i) the terms and provisions of any laws or agreements referred to in the preceding paragraph at any time prohibit the current payment of distributions, (ii) we have earnings, (iii) there are funds legally available for the payment of those distributions and (iv) those distributions are declared. No interest, or sum in lieu of interest, is payable in respect of any distribution payment or payments on the Series C Preferred Shares which may be in arrears, and holders of Series C Preferred Shares are not entitled to any distributions in excess of full cumulative distributions described above. Any distribution payment made on the Series C Preferred Shares will first be credited against the earliest accumulated but unpaid distribution due with respect to those shares.

The Series C Preferred Shares rank junior to the allocation interests to the extent provided in the LLC agreement, and senior to the common shares to the extent provided in the trust agreement, with respect to the payment of distributions. Unless full cumulative distributions on the Series C Preferred Shares have been or contemporaneously are declared and paid or declared and set apart for payment on the Series C Preferred Shares for all past distribution periods, no distribution may be declared or paid or set apart for payment on the common shares (or on any other shares that the trust may issue in the future ranking, as to the payment of distributions, junior to the Series C Preferred Shares (together with the common shares, “Series C junior shares”)), other than distributions paid in Series C junior shares or options, warrants or rights to subscribe for or purchase Series C junior shares, and we and our subsidiaries may not directly or indirectly repurchase, redeem or otherwise acquire for consideration common shares (or any Series C junior shares).

The board of directors of the company, or a duly authorized committee thereof, may, in its discretion, choose to cause the trust to pay distributions on the Series C Preferred Shares without the payment of any distributions on any Series C junior shares. No distributions may be declared or paid or set apart for payment on any Series C Preferred Shares if at the same time any arrears exist or default exists in the payment of distributions on any outstanding series of Series C senior shares (defined below), if any are issued.

When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Shares and our Series C parity shares (as defined below), all distributions declared upon the Series C Preferred Shares and such Series C parity shares must be declared pro rata so that the amount of distributions declared per Series C Preferred Share and such Series C parity shares will in all cases bear to each other the same ratio that accumulated distributions per share on the Series C Preferred Shares and such Series C parity shares (which will not include any accrual in respect of unpaid distributions for prior distribution periods if such other Series C parity shares do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution payment or payments on the Series C Preferred Shares which may be in arrears.

Ranking

The Series C Preferred Shares rank senior to the Series C junior shares with respect to payment of distributions and distribution of the trust’s assets upon the trust’s liquidation, dissolution or winding up. The Series C Preferred Shares rank equally with any equity securities, including our Series A Preferred Shares, Series B Preferred Shares and other preferred shares, that the trust may issue in the future, the terms of which provide that such securities will rank equally with the Series C Preferred Shares with respect to payment of distributions and distribution of the trust’s assets upon its liquidation, dissolution or winding up (“Series C parity shares”). The Series C Preferred Shares rank junior to (i) all of the trust’s existing and future indebtedness, and (ii) any of the trust’s equity securities, including preferred shares, that the trust or the company may issue in the future, the terms of which provide that such securities will rank senior to the Series C Preferred Shares with respect to payment of distributions and distribution of the trust’s assets upon its liquidation, dissolution or winding up (such equity securities, “Series C senior shares”). The Series C Preferred Shares rank junior to the company’s allocation interests with respect to the payment of distributions prior to dissolution of the company, and equally with the company’s allocation interests upon liquidation, dissolution or winding up of the company or the trust; provided however that the rights allocated to the allocation interest may reduce the amount distributable to the Series C Preferred Shares upon the liquidation, dissolution or winding up of the trust. Other than the company’s allocation interests, there are no Series C senior shares or interests in the company outstanding.

Maturity

The Series C Preferred Shares do not have a maturity date, and the trust is not required to redeem or repurchase the Series C Preferred Shares. Accordingly, the Series C Preferred Shares will remain outstanding indefinitely unless the board of directors of the company decides to cause the trust to redeem or repurchase them.

Redemption

The trust may not redeem the Series C Preferred Shares prior to January 30, 2025. On or after January 30, 2025, the board of directors of the company may cause the trust, at its option, out of funds legally available to redeem the Series C Preferred Shares, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a price of $25.00 per Series C Preferred Share plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the redemption date.

Immediately prior to any redemption of Series C Preferred Shares, we will pay, in cash, any accumulated and unpaid distributions to, but excluding, the redemption date, unless a redemption date falls after a distribution record date and prior to the corresponding distribution payment date, in which case each holder of Series C Preferred Shares at the close of business on such distribution record date will be entitled to the distribution payable on such shares on the corresponding distribution payment date notwithstanding the redemption of such shares before such distribution payment date. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on the Series C Preferred Shares to be redeemed.

Unless full cumulative distributions on all Series C Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past distribution periods, no Series C Preferred Shares may be redeemed unless all outstanding Series C Preferred Shares are simultaneously redeemed, and we may not purchase or otherwise acquire directly or indirectly any Series C Preferred Shares (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our common stock or other Series C junior shares we may issue or pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares and all Series C parity shares).

Holders of the Series C Preferred Shares have no right to require the redemption of the Series C Preferred Shares.

Repurchase at the Option of Holders

If a Series C Fundamental Change (as defined below) occurs, unless, prior to or concurrently with the time the board of directors of the company is required to cause the trust to make a Series C Fundamental Change Offer (as described below), the board of directors of the company has caused the company to previously or concurrently mail or transmit electronically a redemption notice with respect to all of the outstanding Series C Preferred Shares, the board of directors of the company will cause the trust to make an offer to purchase all of the Series C Preferred Shares pursuant to the offer described below (the “Series C Fundamental Change Offer”), out of funds received by the trust on the Series C Trust Preferred Interests (as defined below under “—Series C Trust Preferred Interests”) and legally available, at a price in cash (the “Series C Fundamental Change Payment”) of $25.25 per Series C Preferred Share, plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the Series C Fundamental Change Payment Date (as defined below). Within 30 days following any Series C Fundamental Change, the board of directors of the company will cause the trust to send notice of such Series C Fundamental Change Offer by first class mail to each holder of Series C Preferred Shares or otherwise in accordance with the procedures of the Depository Trust Company with the following information:

(1)

that a Series C Fundamental Change Offer is being made pursuant to the share designation designating the Series C Preferred Shares and that all Series C Preferred Shares properly tendered pursuant to such Series C Fundamental Change Offer will be accepted for payment by the trust;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Series C Fundamental Change Payment Date”);

(3)	that any Series C Preferred Share not properly tendered will remain outstanding and distributions will continue to accumulate on such shares;

(4)

that, unless the trust defaults in the payment pursuant to the Series C Fundamental Change Offer, all Series C Preferred Shares accepted for payment pursuant to the Series C Fundamental Change Offer will be cancelled and cease to be outstanding on the Series C Fundamental Change Payment Date;

(5)	the instructions determined by the company, consistent with this covenant, that a holder of Series C Preferred Shares must follow in order to have its Series C Preferred Shares purchased; and

(6)	if such notice is mailed prior to the occurrence of a Series C Fundamental Change, that such offer is conditioned on the occurrence of such Series C Fundamental Change.

The company will not be required to cause the trust to make a Series C Fundamental Change Offer upon a Series C Fundamental Change if a third party makes the Series C Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the share designation designating the Series C Preferred Shares applicable to a Series C Fundamental Change Offer made by the trust and purchases all Series C Preferred Shares validly tendered and not withdrawn under such Series C Fundamental Change Offer.

The company and the trust will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Series C Preferred Shares pursuant to this covenant. To the extent the provisions of any securities laws or regulations conflict with provisions of the share designation designating the Series C Preferred Shares, the company and the trust will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations described in such share designation by virtue thereof.

On the Series C Fundamental Change Payment Date, the board of directors of the company shall cause the trust, to the extent permitted by law and to the extent of funds received by the trust on the Series C Trust Preferred Interests, to:

(1)	accept for payment all Series C Preferred Shares properly tendered pursuant to the Series C Fundamental Change Offer;

(2)	deposit with the paying agent an amount equal to the aggregate payment pursuant to the Series C Fundamental Change Offer in respect of all Series C Preferred Shares so tendered; and

(3)	cancel the Series C Preferred Shares so accepted.

If (i) a Series C Fundamental Change occurs and (ii) (x) we do not give notice prior to the 31st day following the Series C Fundamental Change of either (1) a Series C Fundamental Change Offer or (2) the intention to redeem all the outstanding Series C Preferred Shares or (y) we default upon our obligation to repurchase or redeem the Series C Preferred Shares on the Series C Fundamental Change Payment Date or redemption date, the distribution rate per annum on the Series C Preferred Shares will increase by 5.00%, beginning on the 31st day following such Series C Fundamental Change. Notwithstanding any requirement that we offer to repurchase or redeem all the outstanding Series C Preferred Shares, the increase in the distribution rate per annum described in the immediately preceding sentence is the sole remedy to holders of Series C Preferred Shares upon the occurrence of any of the events described in the immediately preceding sentence. Following any such increase in the distribution rate per annum, we will be under no further obligation to offer to repurchase or redeem any Series C Preferred Shares.

“Fundamental Change” means the occurrence of the following:

•

the Series C Preferred Shares (or preferred shares into which the Series C Preferred Shares have been converted or for which the Series C Preferred Shares have been exchanged in accordance with the provisions described below under “—Voting Rights”) cease to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their successors) or another U.S. national securities exchange for a period of 20 consecutive trading days; or

•

the company and the trust (or the issuer of preferred shares into which the Series C Preferred Shares have been converted or for which the Series C Preferred Shares have been exchanged in accordance with the provisions described below under “—Voting Rights”) are no longer subject to, and are not voluntarily filing the annual reports, information, documents and other reports that the company and the trust would be so required to file if so subject to, the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Voting Rights

Holders of the Series C Preferred Shares generally have no voting rights. However, if and whenever distributions on any Series C Preferred Shares are in arrears for six or more full quarterly distribution periods (whether or not consecutive), the number of directors then constituting the board of directors of the company will be increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Series C parity shares upon which like voting rights have been conferred and are exercisable) and the holders of the Series C Preferred Shares, voting together as a single class with the holders of any other series of Series C parity shares then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, the “Series C voting preferred shares”), will have the right to elect these two additional directors at a meeting of the holders of the Series C Preferred Shares and such other Series C voting preferred shares. When all distributions accumulated on the Series C Preferred Shares for all past distribution periods and the then current distribution period have been fully paid, the right of the holders of the Series C Preferred Shares and any other Series C voting preferred shares to elect these two additional directors will cease and, unless there are other classes or series of Series C parity shares upon which like voting rights have been conferred and are exercisable, the terms of office of these two directors will terminate and the number of directors constituting the board of directors of the company will be reduced accordingly.

The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series C Preferred Shares and all other series of Series C voting preferred shares, acting as a single class regardless of series, at a meeting of shareholders, is required in order (i) to amend, alter or repeal any provisions of the trust agreement relating to the Series C Preferred Shares or other series of Series C voting preferred shares, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series C Preferred Shares or other series of Series C voting preferred shares, unless in connection with any such amendment, alteration or repeal, each Series C Preferred Share and any other Series C voting preferred share remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption thereof substantially similar to those of the Series C Preferred Shares or any other series of Series C voting preferred shares, as the case may be, or (ii) to authorize, create or increase the authorized amount of, any class or series of preferred shares having rights senior to the Series C Preferred Shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up; provided, however, that in the case of clause (i) above, if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the classes or series of Series C voting preferred shares (including the Series C Preferred Shares for this purpose), only the consent of the holders of at least two-thirds of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the Series C voting preferred shares (including the Series C Preferred Shares for this purpose) as a class.

Amount Payable in Liquidation

Upon any Liquidation, each holder of the Series C Preferred Shares will be entitled to a payment out of the trust’s assets available for distribution to the holders of the Series C Preferred Shares following the satisfaction of all claims ranking senior to the Series C Preferred Shares. Such payment will be equal to their preferred capital account balance (the “Series C Preferred Share Liquidation Value”).

The capital account balance for each Series C Preferred Share equals $25.00 initially and is increased each year by an allocation of gross income (excluding capital gains) recognized by us (including any gross income recognized in the year of Liquidation). The allocations of gross income to the capital account balances for the Series C Preferred Shares in any year will not exceed the sum of the amount of distributions paid on the Series C Preferred Shares during such year. If the board of directors of the company declares a distribution on the Series C Preferred Shares, the amount of the distribution paid on each such Series C Preferred Share will be deducted from the capital account balance for such Series C Preferred Share, whether or not such capital account balance received an allocation of gross income in respect of such distribution. The allocation of gross income to the capital account balances for the Series C Preferred Shares is intended to entitle the holders of the Series C Preferred Shares to a preference over the holders of outstanding common shares upon the trust’s Liquidation, to the extent required to permit each holder of a Series C Preferred Share to receive the Series C Preferred Share Liquidation Value in respect of such share. In addition, a special allocation of gross income (from any source) in the year of Liquidation will be made if necessary so that a holder’s preferred capital account balance equals the Series C Preferred Share Liquidation Value. If, however, the trust were to have insufficient gross income to achieve this result, then the amount that a holder of Series C Preferred Shares would receive upon liquidation may be less than the Series C Preferred Share Liquidation Value.

After each holder of Series C Preferred Shares receives a payment equal to the capital account balance for such holder’s shares (even if such payment is less than the Series C Preferred Share Liquidation Value of such holder’s shares), holders will not be entitled to any further participation in any distribution of the trust’s assets.

For any period in which the trust is an association taxable as a corporation for U.S. federal income tax purposes, the capital account balance for each Series C Preferred Share will be deemed equal to the sum of $25.00 per Series C Preferred Share and declared and unpaid distributions, if any, to, but excluding, the date of the liquidation, dissolution or winding up of the trust on the Series C Preferred Shares, with the intent to provide holders of Series C Preferred Shares the same rights to liquidation proceeds regardless of whether the trust is taxable as a partnership or a corporation for U.S. federal income tax purposes.

Conversion

The Series C Preferred Shares are not convertible into common shares or any other class or series of shares or any other security.

Series C Trust Preferred Interests

Each Series C Preferred Share corresponds to one underlying trust preferred interest of the company held by the trust of the same class and series, and with corresponding rights, powers and duties, as the Series C Preferred Shares (the “Series C Trust Preferred Interests”). Unless the trust is dissolved, it must remain the holder of 100% of the company’s trust interests, including the Series C Trust Preferred Interests, and, at all times, the trust will have outstanding the identical number of common shares and preferred shares, including the Series C Preferred Shares, as the number of outstanding trust common interests and trust preferred interests, including the Series C Trust Preferred Interests, of the company that are of the corresponding class and series.

Anti-Takeover Provisions

Certain provisions of the management services agreement, the trust agreement and the LLC agreement may make it more difficult for third parties to acquire control of the trust and the company by various means. These provisions could deprive the shareholders of the trust of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the shares. These provisions are intended to:

•	protect our manager and its economic interests in the company;

•	protect the position of our manager and its rights to manage the business and affairs of the company under the management services agreement;

•	enhance the likelihood of continuity and stability in the composition of the company’s board of directors and in the policies formulated by the company’s board of directors;

•	discourage certain types of transactions which may involve an actual or threatened change in control of the trust and the company;

•	discourage certain tactics that may be used in proxy fights;

•

encourage persons seeking to acquire control of the trust and the company to consult first with the company’s board of directors to negotiate the terms of any proposed business combination or offer; and

•

reduce the vulnerability of the trust and the company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding shares or that is otherwise unfair to shareholders of the trust.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our manager may be terminated means that it will be very difficult for a potential acquirer of the company to take over the management and operation of our business. Under the terms of the management services agreement, our manager may only be terminated by the company in certain limited circumstances.

Furthermore, our manager has the right to resign and terminate the management services agreement upon 180 days’ notice. Upon the termination of the management services agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement will resign their respective position with the company and cease to work at the date of our manager’s termination or at any other time as determined by our manager. Any appointed director may continue serving on the company’s board of directors subject to our Allocation Member’s continued ownership of the allocation interests.

If we terminate the management services agreement, the company and the trust will agree, and the company will agree to cause its businesses, to cease using the term “Compass,” including any trademarks based on the name of the company and trust owned by our manager, entirely in their businesses and operations within 180 days of such termination. This agreement would require the trust, the company and its businesses to change their names to remove any reference to the term “Compass” or any trademarks owned by our manager.

Anti-Takeover Provisions in the Trust Agreement and the LLC Agreement

A number of provisions of the trust agreement and the LLC agreement also could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the trust and the company. The trust agreement and the LLC agreement prohibit the merger or consolidation of the trust and the company with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or the sale, lease or exchange of all or substantially all of the trust’s or the company’s property or assets unless, in each case, the company’s board of directors adopts a resolution by a majority vote approving such action and unless (i) in the case of the company, such action is approved by the affirmative vote of the holders of a majority of each of the outstanding trust interests and allocation interests entitled to vote thereon or (ii) in the case of the trust, such action is approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

In addition, the trust agreement and the LLC agreement each contain provisions based on Section 203 of the DGCL which prohibit the company and the trust from engaging in a business combination with an interested shareholder unless (i) in the case of the company, such business combination is approved by the affirmative vote of the holders of 66 2/3% of each of the outstanding trust interests and allocation interests entitled to vote thereon ,or (ii) in the case of the trust, such business combination is approved by the affirmative vote of the holders of 66 2/3% of the outstanding shares entitled to vote thereon, in each case, excluding shares or trust interests, as the case may be, held by the interested shareholder or any affiliate or associate of the interested shareholder.

Subject to the right of our manager to appoint directors and any successor in the event of a vacancy, the LLC agreement authorizes the company’s board of directors to fill vacancies. This provision could prevent a shareholder of the trust from effectively obtaining an indirect majority representation on the company’s board of directors by permitting the existing board of directors to increase the number of directors and to fill the vacancies with its own nominees. The LLC agreement also provides that directors may be removed, with or without cause, only by the affirmative vote of holders of 85% of the outstanding trust interests entitled to vote thereon that so elected or appointed such director. An appointed director may only be removed by the Allocation Member, as holder of the allocation interests.

The trust agreement does not permit holders of the shares to act by written consent. Instead, shareholders may only take action via proxy, which, when the action relates to the trust’s exercise of its rights as a member of the company, may be presented at a duly called annual or special meeting of members of the company and will constitute the vote of the trust. For so long as the trust remains the sole owner of the trust interests, the trust will act as a member of the company by written consent, including to vote its trust interests in a manner that reflects the vote by proxy of the holders of the shares. Furthermore, the trust agreement and the LLC agreement provide that special meetings may only be called by the chairman of the company’s board of directors or by resolution adopted by the company’s board of directors.

The trust agreement and the LLC agreement also provide that members, or holders of shares, subject to any applicable share designation or trust interest designation, seeking to bring business before an annual meeting of members or to nominate candidates for election as directors at an annual meeting of members of the company, must provide notice thereof in writing to the company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of members or as otherwise required by requirements of the Exchange Act. In addition, the member or holder of shares furnishing such notice must be a member or shareholder, as the case may be, of record on both (i) the date of delivering such notice and (ii) the record date for the determination of members or shareholders, as the case may be, entitled to vote at such meeting. The trust agreement and the LLC agreement specify certain requirements as to the form and content of a member’s or shareholder’s notice, as the case may be. These provisions may preclude members or holders of shares from bringing matters before members or holders of shares at an annual meeting or from making nominations for directors at an annual or special meeting of members. In addition, the Allocation Member has certain rights with respect to appointing one or more directors, as discussed above.

Authorized but unissued shares are available for future issuance, without approval of the shareholders of the trust. These additional shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions, as well as option plans for employees of the company or its businesses. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of the trust by means of a proxy contest, tender offer, merger or otherwise. However, the company’s board of directors will not, without prior shareholder approval, issue or use any preferred shares for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan.

In addition, the company’s board of directors has broad authority to amend the trust agreement and the LLC agreement, as discussed below. The company’s board of directors could, in the future, choose to amend the trust agreement or the LLC agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Amendment of the LLC Agreement

The LLC agreement (including the distribution provisions thereof) may be amended only by a majority vote of the board of directors of the company, except that amending the following provisions requires an affirmative vote of at least a majority of the outstanding trust interests entitled to vote thereon:

•	the purpose or powers of the company;

•	the authorization of an increase in trust interests;

•	the distribution rights of the trust interests;

•	the provisions regarding the right to acquire trust interests after an acquisition exchange described above;

•	the right of holders of shares to enforce the LLC agreement or to institute any legal proceeding for any remedy available to the trust;

•	the hiring of a replacement manager following the termination of the management services agreement;

•	the merger or consolidation of the company, the sale, lease or exchange of all or substantially all of the company’s assets and certain other business combinations or transactions;

•	the right of holders of trust interests to vote on the dissolution, winding up and liquidation of the company; and

•	the provision of the LLC agreement governing amendments thereof.

provided, however, that the company’s board of directors may, without the vote of any outstanding trust interests, adopt any trust interest designation setting forth the terms of the trust preferred interests to be issued, which will amend the LLC agreement, and the board of directors, without the vote of any outstanding trust interests, may otherwise amend the LLC agreement to the extent the board of directors determines that it is necessary or desirable in order to effectuate any issuance of trust preferred interests.

In addition, the Allocation Member, as holder of the allocation interests, will have the rights specified above under “— Voting and Consent Rights.”

Amendment of the Trust Agreement

The trust agreement may be amended, revised, supplemented or otherwise modified, and provisions of the trust agreement waived by the company, as sponsor of the trust, and the regular trustees acting at the company’s direction. However, the company may not, without the affirmative vote of a majority of the outstanding shares entitled to vote thereon, enter into or consent to any modification or waiver of the provisions of the trust agreement that would:

•	cause the trust to fail or cease to qualify for the exemption from the status of an “investment company” under the Investment Company Act;

•

cause the trust to issue a class of common equity securities other than the common shares (as described above under “— Common Shares in the Trust”), or issue any debt securities or any derivative securities or amend the provision of the trust agreement prohibiting any such issuances;

•

affect the exclusive and absolute right of our shareholders entitled to vote to direct the voting of the trust, as a member of the company, with respect to all matters reserved for the vote of members of the company pursuant to the LLC agreement;

•	effect the merger or consolidation of the trust, the sale, lease or exchange of all or substantially all of the trust’s property or assets and certain other business combinations or transactions;

•	amend the distribution rights of the shares;

•	increase the number of authorized shares; or

•	amend the provisions of the trust agreement governing the amendment thereof.

provided, however, that the company’s board of directors may, without the vote of any outstanding shares, adopt any share designation setting forth the terms of the preferred shares to be issued, which will amend the trust agreement, and the board of directors, without the vote of any outstanding shares, may otherwise amend the trust agreement to the extent the board of directors determines that it is necessary or desirable in order to effectuate any issuance of preferred shares.

Trustees

Messrs. Elias J. Sabo and Stephen Keller currently serve as the regular trustees of the trust, and BNY Mellon Trust of Delaware currently serves as the Delaware trustee of the trust.

Transfer Agent and Registrar

The transfer agent and registrar for the shares and the trust interests is Broadridge Corporate Issuer Solutions, Inc.

Our common shares are listed on the New York Stock Exchange under the symbol “CODI.” Our 7.250% Series A Preferred Shares, 7.875% Series B Fixed-to-Floating Rate Cumulative Preferred Shares and 7.875% Series C Cumulative Preferred Shares are listed on the New York Stock Exchange under the symbols “CODI PR A,” “CODI PR B” and “CODI PR C,” respectively.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations associated with the purchase, ownership and disposition of shares by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, currently applicable United States Treasury Regulations, which we refer to as Regulations, and judicial and administrative rulings as of the date hereof. This summary is not binding upon the Internal Revenue Service, which we refer to as the IRS, and no rulings have been or will be sought from the IRS regarding any matters discussed in this summary. In addition, legislative, judicial or administrative changes may be forthcoming that could alter or modify the tax consequences, possibly on a retroactive basis.

This summary does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances. Further, this summary deals only with shares of the trust that are held as capital assets (within the meaning of Section 1221 of the Code) by holders who acquire the shares upon original issuance and does not address (except to the limited extent described below) special situations, such as those of:

•	brokers and dealers in securities or currencies;

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	insurance companies;

•	persons holding shares as a part of a hedging, integrated or conversion transaction or a straddle, or as part of any other risk reduction transaction;

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	partnerships, S corporations or other pass-through entities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; or

•	persons liable for alternative minimum tax.

A “U.S. Holder” of shares means a beneficial owner of shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a partnership (or other entity treated as a partnership for tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, the interests in which are owned only by U.S. persons;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a federal, state or local court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” of shares means a beneficial owner of shares that is not a U.S. Holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the trust, the tax treatment of any non-U.S. partner in such partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership. If you are a non-U.S. partner of a partnership (or similarly treated entity) that acquires and holds shares of the trust, we urge you to consult your own tax adviser.

This summary does not address the tax consequences arising under any state, local or foreign law. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws.

No statutory, administrative or judicial authority directly addresses many of the U.S. federal income tax issues pertaining to the treatment of shares or instruments similar to the shares. As a result, we cannot assure you that the IRS or the courts will agree with the positions described in this summary. A different treatment of the shares, the trust or the company from that described below could adversely affect the amount, timing, character and manner for reporting of income, gain or loss in respect of an investment in the shares. If you are considering the purchase of shares, we urge you to consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of shares, as well as any consequences to you arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Material U.S. federal income tax considerations specific to the preferred shares will be included in the applicable prospectus supplement in connection with the offering of such preferred shares.

Status of the Trust

The trust has filed an election pursuant to Treasury Regulations § 301.7701-2(b) to be classified as an association taxable as a corporation. The election was filed with the United States Internal Revenue Service on August 25, 2021 with an effective date of September 1, 2021 (the effective date of the election, the “CTB Date”). Prior to the CTB Date the trust was classified as a partnership for U.S. federal income tax purposes. While the trust has not yet received confirmation that the IRS accepted the election to be classified as an association taxable as a corporation, the trust fully anticipates that such election will be approved. The remainder of this discussion assumes that the trust will be treated as an association taxable as a corporation from and after the CTB Date. If for any reason the election is not approved by the IRS (though the trust does not anticipate this to occur), the trust could continue to be classified for US federal income tax purposes as a partnership. A discussion of the tax implications of acquiring interests in a partnership is beyond the scope of this summary, and we urge you to consult your own tax adviser concerning such tax implications to you.

Consequences to U.S. Holders

The following is a summary of material U.S. federal income tax consequences that will apply to a U.S. Holder of trust common shares.

Distributions

If we make a distribution in respect of trust common shares, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital that reduces the holder’s adjusted tax basis in the common shares to the extent of the holder’s adjusted tax basis in those common shares. A holder’s adjusted tax basis in trust common shares will generally be the amount the holder paid for such shares, subject to certain adjustments. Any remaining excess will be treated as capital gain (the taxation of which is discussed below under “Consequences to U.S. Holders-Sale, exchange or other taxable disposition of common shares”).

If a U.S. Holder is an individual, dividends received by such holder may be subject to a reduced maximum tax rate provided certain holding period and other requirements are met. If a U.S. Holder is a U.S. corporation, it may, if certain conditions are met, be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. U.S. Holders should consult their tax advisors regarding the holding period requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, exchange or other taxable disposition of common shares

A U.S. Holder will generally recognize capital gain or loss on a sale, exchange or other taxable disposition of trust common shares. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the common shares. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the common shares. Gain or loss recognized by a U.S. Holder on a sale or exchange of common shares will be long-term capital gain or loss if the U.S. Holder’s holding period in the common shares is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains of non-corporate taxpayers currently are eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

In certain circumstances, amounts received by a U.S. Holder upon the redemption of trust common shares may be treated as a dividend with respect to trust common shares, rather than as a payment in exchange for trust common shares that results in the recognition of capital gain or loss. In these circumstances, the redemption payment would be included in a U.S. Holder’s gross income as a dividend to the extent such payment is made out of our earnings and profits (as described above). The determination of whether redemption of common shares will be treated as a dividend, rather than as a payment in exchange for trust common shares, will depend, in part, on whether and to what extent the redemption reduces the U.S. Holder’s ownership in the trust (including as a result of certain constructive ownership attribution rules). The rules applicable to redemptions are complex, and each U.S. Holder should consult its own tax advisor to determine the consequences of any redemption.

Additional tax on net investment income

Non-corporate U.S. persons are generally subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to trust common shares, unless such income or gain is derived in the ordinary course of the conduct of such U.S. Holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). Non-corporate U.S. persons should consult their tax advisors on the applicability of this additional tax to their income and gains in respect of their investment in trust common shares.

Information reporting and backup withholding

The trust or its paying agent must report annually to U.S. Holders and the Internal Revenue Service, or the “IRS,” amounts paid to such holders on or with respect to trust common shares during each calendar year, the amount of proceeds from the sale of trust common shares and the amount of tax, if any, withheld from such payments. A U.S. Holder will be subject to backup withholding on dividends paid on trust common shares and proceeds from the sale of trust common shares at the applicable rate (currently 24%) if the U.S. Holder is not otherwise exempt and (i) the holder fails to provide the trust or its paying agent with a correct taxpayer identification number, (ii) the trust or its paying agent are notified by the IRS that the holder provided an incorrect taxpayer identification number, (iii) the trust or its paying agent are notified by the IRS that the holder failed to properly report payments of interest or dividends or (iv) the holder fails to certify under penalty of perjury that it has provided a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding. A U.S. Holder generally may establish that it is exempt from or otherwise not subject to backup withholding by providing a properly completed IRS Form W-9 to the trust or its paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is properly furnished to the IRS on a timely basis.

Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to a Non-U.S. Holder of trust common shares.

Distributions

Distributions on trust common shares will constitute dividends to the extent described above in “—Consequences to U.S. Holders—Distributions.” Any dividends paid to Non-U.S. Holders with respect to the trust common shares will generally be subject to U.S. withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must furnish to the trust or its paying agent a valid IRS Form W-8BEN, W-BEN-E, or other applicable or successor form, certifying such holder’s qualification for the reduced rate. This certification must be provided to the trust or its paying agent prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty but fails to timely provide the required certification, the holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for such refund or credit with the IRS.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, where an applicable income tax treaty so requires, are attributable to such Non-U.S. Holder’s permanent establishment in the United States) are generally not subject to U.S. withholding tax, provided the Non-U.S. Holder furnishes to the trust or its paying agent a properly executed IRS Form W-8ECI (or applicable successor form) prior to the payment of dividends. Instead, dividends that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, where an applicable income tax treaty so requires, are attributable to such Non-U.S. Holder’s permanent establishment in the United States), are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding the potential application of tax treaties and their eligibility for income tax treaty benefits.

Sale, exchange or other taxable disposition of common shares

Subject to the discussions below under “Information reporting and backup withholding” and “Foreign Account Tax Compliance Act,” any gain realized by a Non-U.S. Holder upon the sale, exchange or other taxable disposition of trust common shares generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, where an applicable income tax treaty so requires, is attributable to such Non-U.S. Holder’s permanent establishment in the United States);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period that such Non-U.S. Holder held trust common shares and either trust common shares were not regularly traded on an established securities market at any time during the calendar year in which the disposition occurs, or the Non-U.S. Holder owns or owned (actually or constructively) more than five percent of the total fair market value of trust common shares at any time during the five-year period ending on the date of disposition. A corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests is at least 50% of the sum of the fair market value of (1) its U.S. real property interests, (2) its interest in real property located outside the United States and (3) any other assets used in a trade or business. We do not believe that we are, and do not anticipate that we will become, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

A Non-U.S. Holder described in the first bullet point above will generally be subject to U.S. federal income tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates or such lower rate as specified by an applicable income tax treaty. A Non-U.S. Holder that is a foreign corporation may, in addition, be subject to a branch profits tax at a 30% rate or a lower rate specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any gain described in the second bullet point will be subject to U.S. federal income tax in the manner specified by the income tax treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. To claim the benefit of any applicable income tax treaty, a Non-U.S. Holder must properly submit an IRS Form W-8BEN, W-8BEN-E or other applicable or successor form. Non-U.S. Holders should consult their tax advisors regarding the potential application of income tax treaties and their eligibility for income tax treaty benefits.

As described above in “—Consequences to U.S. Holders—Sale, exchange or other taxable disposition of common shares,” in certain circumstances amounts received upon the redemption of trust common shares may be treated as a dividend (the taxation of which is described above under “Consequences to Non-U.S. Holders – Distributions”) and not as a payment in exchange for trust common shares that results in the recognition of capital gain or loss. The rules applicable to redemptions are complex, and each non-U.S. Holder should consult its own tax advisor to determine the consequences of a redemption to it.

Information reporting and backup withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to Non-U.S. Holders on trust common shares and the amount of tax we withhold on these distributions. These information reporting requirements apply even if no withholding was required. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement. A Non-U.S. Holder generally will not be subject to backup withholding (but may be subject to other withholding as described above) on dividends the Non-U.S. Holder receives on trust common shares provided that we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, and we have received from the holder a properly completed IRS Form W-8BEN, W-8BEN-E or other applicable or successor form, or the holder otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of trust common shares outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a Non-U.S. Holder sells trust common shares through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless the Non-U.S. Holder provides to the broker a properly completed IRS Form W-8BEN, W-8BEN-E or other applicable or successor form or otherwise establishes an exemption, and the broker does not have actual knowledge or reasons to know that the holder is a U.S. person, as defined under the Code.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and IRS guidance thereunder (commonly known as the Foreign Account Tax Compliance Act (“FATCA”)) generally impose federal withholding tax on dividends and certain other amounts paid to certain non-U.S. entities unless various reporting, withholding, and other requirements are satisfied. Current provisions of the Code and Treasury regulations that govern FATCA treat gross proceeds from the sale or other disposition of instruments that can produce U.S.-source dividends (such as our trust common shares) as subject to FATCA withholding. Under proposed Treasury regulations, however, the preamble to which specifies that taxpayers may rely on them pending finalization, such gross proceeds are not subject to FATCA withholding. An intergovernmental agreement between the U.S. and the applicable foreign country, or future Treasury regulations or other guidance, may modify the requirements under FATCA. We will not pay any additional amounts to stockholders in respect of any amounts withheld under FATCA. Non-U.S. shareholders should consult their own tax advisers with respect to the U.S. federal income tax consequences of FATCA on their ownership and disposition of our trust common shares.

The foregoing discussion of material U.S. federal income tax considerations is for general information purposes only and is not tax or legal advice. You should consult your own tax advisor as to the particular tax consequences to you of owning and disposing of trust common shares, including the applicability and effect of any U.S. federal, state or local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

LEGAL MATTERS

The validity of the shares being offered hereby will be passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain legal matters in connection with the shares being offered hereby will be passed upon for us by Squire Patton Boggs (US) LLP, Cincinnati, Ohio. Attorneys at Squire Patton Boggs (US) LLP own an aggregate of approximately 2,000 common shares of the trust. The underwriters, dealers or agents, if any, will be represented by their own legal counsel in connection with any underwritten offering hereby.

EXPERTS

The audited consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting of Compass Diversified Holdings incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of The Honey Pot Company Holdings, LLC included in Exhibit 99.1 of Compass Diversified Holdings’ Amendment No. 1 to Current Report on Form 8-K dated January 31, 2024, which amendment was filed on April 10, 2024, have been so incorporated in reliance on the report of Moss Adams LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

8,631,000 Common Shares

Each Common Share Represents One Corresponding

Beneficial Interest in Compass Diversified Holdings

Prospectus Supplement

September 4, 2024